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Exhibit 2.2

AGREEMENT AND PLAN OF MERGER
Dated as of May 3, 2009
by and among
LIBERTY MEDIA CORPORATION,
LIBERTY ENTERTAINMENT, INC.,
THE DIRECTV GROUP, INC.
DIRECTV,
DTVG ONE, INC.,
and
DTVG TWO, INC.

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2009 (this "Agreement"), is by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), LIBERTY ENTERTAINMENT, INC., a Delaware corporation and an indirect, wholly-owned Subsidiary of Liberty ("Splitco"), THE DIRECTV GROUP, INC., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation and a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), DTVG ONE, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), and DTVG TWO, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two"). Certain terms used in this Agreement are used as defined in Section 10.10.

        WHEREAS, Liberty, directly and indirectly through its Subsidiaries, is engaged in the Splitco Business, which is part of Liberty's Entertainment tracking stock group ("Liberty Entertainment");

        WHEREAS, subject to the receipt of the Liberty Stockholder Approval, prior to the Split-Off Effective Time, Liberty will (i) pursuant to the Reorganization Agreement, by and between Splitco and Liberty, in the form set forth in Exhibit B hereto (the "Reorganization Agreement"), complete the Restructuring and (ii) redeem, in accordance with the terms of the Reorganization Agreement and on a pro rata basis, a portion of the outstanding shares of its Liberty Entertainment Common Stock in exchange for all of the outstanding capital stock of Splitco (the "Split-Off");

        WHEREAS, Dr. John C. Malone ("Dr. Malone") and certain related Persons named in the Malone Agreement, after the consummation of the Split-Off but prior to the Splitco Merger, will contribute, or cause to be contributed, all shares of Series B Splitco Common Stock that are owned by them (the "Malone Splitco Shares") to Holdings in exchange for shares of Holdings Class B Common Stock in accordance with the terms and conditions of the Malone Agreement (the "Malone Contribution");

        WHEREAS, in accordance with the terms and conditions hereof, following the consummation of the Split-Off and the Malone Contribution, the parties intend to effectuate the Splitco Merger and the DIRECTV Merger, resulting in both Splitco and DIRECTV becoming wholly-owned Subsidiaries of Holdings;

        WHEREAS, the Board of Directors of Liberty has approved, and deems it advisable and in the best interests of Liberty and its stockholders (including the holders of Liberty Entertainment Common Stock) to consummate the Restructuring and the Split-Off;

        WHEREAS, the Special Committee of the Board of Directors of DIRECTV has approved, and deems it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) to consummate, and has recommended that the Board of Directors of DIRECTV approve, the DIRECTV Merger in which the issued and outstanding shares of capital stock of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into shares of Holdings Common Stock;

        WHEREAS, the Board of Directors of DIRECTV, following receipt of the recommendation of the Special Committee, has approved, and deems it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) to consummate, the DIRECTV Merger in which the issued and outstanding shares of capital stock of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into shares of Holdings Common Stock;

        WHEREAS, the Board of Directors of Splitco has approved, and deems it advisable and in the best interests of Splitco and its sole stockholder to consummate, the Splitco Merger in which the issued and outstanding shares of capital stock of Splitco will be converted into the right to receive shares of Holdings Common Stock;

        WHEREAS, in connection herewith, DIRECTV, Holdings, Splitco, Dr. Malone and the other Persons named therein have entered into a Voting- and Right of First Refusal Agreement dated as of the date hereof (the "Malone Agreement");

        WHEREAS, in connection herewith, Liberty, Greenlady, Greenlady II, LLC, Holdings and DIRECTV have entered into a Voting, Standstill, Non-Competition and Non-Solicitation Agreement dated as of the date hereof (the "Liberty Agreement"); and

        WHEREAS, the Malone Contribution, the Splitco Merger and the DIRECTV Merger are being undertaken pursuant to a single, integrated plan and, for federal income tax purposes, it is intended that (i) the exchange of Splitco Common Stock and DIRECTV Common Stock for Holdings Common Stock pursuant to the Mergers and the Malone Contribution, taken together, shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Splitco Merger and the Malone Contribution, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and (iii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV hereby agree as follows:

ARTICLE I
The Mergers

        SECTION 1.1 The Mergers.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the DIRECTV Effective Time, Merger Sub One shall be merged with and into DIRECTV (the "DIRECTV Merger"), and following the DIRECTV Merger the separate corporate existence of Merger Sub One shall thereupon cease, and DIRECTV shall be the surviving corporation in the DIRECTV Merger (the "DIRECTV Surviving Corporation"). As a result of the DIRECTV Merger, DIRECTV shall become a wholly-owned Subsidiary of Holdings.

        (b)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub Two shall be merged with and into Splitco (the "Splitco Merger" and together with the DIRECTV Merger, the "Mergers"), and following the Splitco Merger the separate corporate existence of Merger Sub Two shall thereupon cease, and Splitco shall be the surviving corporation in the Splitco Merger (the "Splitco Surviving Corporation"). As a result of the Splitco Merger, Splitco shall become a direct wholly-owned Subsidiary of Holdings.

        SECTION 1.2 Closing.    The closing of the Mergers (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

        SECTION 1.3 Effective Time of the Mergers.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date and immediately after the consummation of the Malone Contribution, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

        (a)   DIRECTV shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL

(the "DIRECTV Certificate of Merger") and shall make all other filings or recordings required under the DGCL in connection with the DIRECTV Merger. The DIRECTV Merger shall become effective upon the due filing of the DIRECTV Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the DIRECTV Certificate of Merger (the time at which the DIRECTV Merger becomes effective is herein referred to as the "DIRECTV Effective Time").

        (b)   Splitco shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL (the "Splitco Certificate of Merger") and shall make all other filings or recordings required under the DGCL in connection with the Splitco Merger. The parties shall cause the Splitco Merger to become effective immediately after the DIRECTV Effective Time (the time at which the Splitco Merger becomes effective is herein referred to as the "Merger Effective Time").

        SECTION 1.4 Effects of the Mergers.    The Mergers shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, (i) at the DIRECTV Effective Time, all the properties, rights, privileges, powers and franchises of DIRECTV and Merger Sub One shall vest in the DIRECTV Surviving Corporation, and all debts, liabilities and duties of DIRECTV and Merger Sub One shall become the debts, liabilities and duties of the DIRECTV Surviving Corporation and (ii) at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of Splitco and Merger Sub Two shall vest in the Splitco Surviving Corporation, and all debts, liabilities and duties of Splitco and Merger Sub Two shall become the debts, liabilities and duties of the Splitco Surviving Corporation.

        SECTION 1.5 Certificate of Incorporation and Bylaws of the DIRECTV Surviving Corporation, the Splitco Surviving Corporation and Holdings.

        (a)   At the DIRECTV Effective Time, the certificate of incorporation of DIRECTV (the "DIRECTV Charter") and the bylaws of DIRECTV (the "DIRECTV Bylaws") in effect immediately prior to the DIRECTV Effective Time shall be the certificate of incorporation and bylaws of the DIRECTV Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (b)   At the Merger Effective Time, the certificate of incorporation of Splitco (the "Splitco Charter") and the bylaws of Splitco (the "Splitco Bylaws") in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Splitco Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (c)   DIRECTV shall cause the certificate of incorporation and bylaws of Holdings to be amended, immediately prior to the Malone Contribution, to read in their entirety in the forms set forth in Exhibit A-1 and Exhibit A-2 hereto, respectively, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of Holdings until thereafter amended as provided therein or by applicable Law.

        SECTION 1.6 Directors and Officers of the DIRECTV Surviving Corporation, the Splitco Surviving Corporation and Holdings.

        (a)   The directors of Merger Sub One immediately prior to the DIRECTV Effective Time shall be, from and after the DIRECTV Effective Time, the initial directors of the DIRECTV Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the DIRECTV Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. The directors of Merger Sub Two immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the initial directors of the Splitco Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Splitco Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal.

        (b)   The officers of Merger Sub One immediately prior to the DIRECTV Effective Time shall be the initial officers of the DIRECTV Surviving Corporation. The officers of Merger Sub Two immediately prior to the Merger Effective Time shall be the initial officers of the Splitco Surviving Corporation.

        (c)   The directors of DIRECTV immediately prior to the Malone Contribution, plus one additional independent director to be designated by the Board of Directors of DIRECTV, shall be, from and after the time immediately prior to the Malone Contribution, the directors of Holdings, each to hold office in accordance with the certificate of incorporation and bylaws of Holdings until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal (the "Current Board"); provided, that, to the extent all of such persons (excluding the one additional independent director to be designated by the Board of Directors of DIRECTV) are not the persons who comprise the entire Board of Directors of DIRECTV as of the date hereof, then, from and after the time immediately prior to the Malone Contribution, the directors of Holdings instead shall be comprised of (i) three individuals that serve on the Board of Directors of Splitco immediately prior to the Malone Contribution as designated by the Board of Directors of Splitco, (ii) seven individuals that serve on the Board of Directors of DIRECTV immediately prior to the Malone Contribution as designated by the Board of Directors of DIRECTV and (iii) one additional independent director to be designated by the Board of Directors of DIRECTV (the "Alternative Board"). If the Current Board serves as the Board of Directors of Holdings from and after the time immediately prior to the Malone Contribution, then, once classification of the Board of Directors of Holdings is required pursuant to the certificate of incorporation of Holdings, such directors shall each hold office in the corresponding class of directors as such director held at DIRECTV immediately prior to the Malone Contribution. If the Alternative Board serves as the Board of Directors of Holdings from and after the time immediately prior to the Malone Contribution, then, once classification of the Board of Directors of Holdings is required pursuant to the certificate of incorporation of Holdings, such directors shall be apportioned among the classes of directors in accordance with the certificate of incorporation of Holdings; provided, that, the three directors designated by the Board of Directors of Splitco shall be placed in separate classes. The officers of DIRECTV immediately prior to the DIRECTV Effective Time shall be, from and after the DIRECTV Effective Time, the officers of Holdings.

        (d)   Liberty and Splitco shall elect, and cause to be elected, the individuals set forth in Section 1.6(d) of the DIRECTV Disclosure Schedule to be the directors of Greenlady, from and after the DIRECTV Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Greenlady, until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. Liberty and Splitco shall cause the nomination and election of the directors contemplated in the immediately preceding sentence to be approved by the directors of Greenlady, (subject to the fiduciary duties and obligations of such directors) prior to the DIRECTV Effective Time.

ARTICLE II
Effect of the Mergers on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Stock Options

        SECTION 2.1 Effect on Capital Stock.

        (a)   At the DIRECTV Effective Time, by virtue of the DIRECTV Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)  Conversion of DIRECTV Common Stock.    Subject to Sections 2.1(c) and 2.1(d), each share of common stock of DIRECTV, par value $0.01 per share (the "DIRECTV Common Stock"), issued and outstanding immediately prior to the DIRECTV Effective Time, other than (A) any shares of DIRECTV Common Stock to be canceled pursuant to Section 2.1(a)(ii) and (B) the Liberty DIRECTV Shares, which shall remain issued and outstanding and are not affected by the DIRECTV Merger, shall be automatically converted into and become the right to receive one (the "DIRECTV Exchange Ratio") validly issued, fully paid and nonassessable share of Holdings Class A Common Stock (the "DIRECTV Merger Consideration"). At the DIRECTV Effective Time, except for the Liberty DIRECTV Shares and except as otherwise provided herein, all shares of DIRECTV Common Stock outstanding immediately prior to the DIRECTV Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a DIRECTV Certificate and each holder of uncertificated shares of DIRECTV Common Stock (other than any holder of Liberty DIRECTV Shares) shall cease to have any rights with respect thereto, except that such DIRECTV Certificate or uncertificated share shall represent only the right to receive (x) the DIRECTV Merger Consideration deliverable in respect of the shares of DIRECTV Common Stock represented by such DIRECTV Certificate or uncertificated share immediately prior to the DIRECTV Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such DIRECTV Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed DIRECTV Certificate, Section 2.2(e)).

           (ii)  Cancellation of Shares.    Each issued share of DIRECTV Common Stock that is owned by DIRECTV immediately prior to the DIRECTV Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Merger Sub One Common Stock.    The shares of common stock, par value $0.01 per share, of Merger Sub One ("Merger Sub One Common Stock") issued and outstanding immediately prior to the DIRECTV Effective Time shall be, in the aggregate, automatically converted into that number of shares of common stock of the DIRECTV Surviving Corporation equal to the number of shares of DIRECTV Common Stock that are outstanding immediately prior to the DIRECTV Effective Time, excluding the Liberty DIRECTV Shares and shares of DIRECTV Common Stock canceled pursuant to Section 2.1(a)(ii). Each share of Merger Sub One Common Stock converted into shares of common stock of the DIRECTV Surviving Corporation shall be duly authorized and validly issued, fully paid and nonassessable.

        (b)   At the Merger Effective Time, by virtue of the Splitco Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)  Conversion of Splitco Common Stock.    Subject to Sections 2.1(c) and 2.1(d), each share, other than shares to be canceled pursuant to Section 2.1(b)(ii), of Series A Splitco Common Stock and Series B Splitco Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into and become the right to receive a number of shares of validly issued, fully paid and nonassessable shares of Holdings Class A Common Stock equal to the Splitco Exchange Ratio (the "Splitco Merger Consideration" and together with the DIRECTV Merger Consideration, the "Merger Consideration"). At the Merger Effective Time, except as otherwise provided herein, all shares of Splitco Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a Splitco Certificate and each holder of uncertificated shares of Splitco Common Stock shall cease to have any rights with respect thereto, except that such Splitco Certificate or uncertificated share shall represent only the right to receive (x) the Splitco Merger Consideration deliverable in respect of the shares of Splitco Common Stock represented by such Splitco Certificate or uncertificated share immediately prior to the Merger Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Splitco Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Splitco Certificate, Section 2.2(e)).

           (ii)  Cancellation of Shares.    Each issued share of Splitco Common Stock that is owned by Splitco or Holdings immediately prior to the Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Merger Sub Two Common Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub Two issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one duly authorized and validly issued, fully paid and nonassessable share of Series A Common Stock of the Splitco Surviving Corporation.

        (c)  Fractional Shares.

            (i)  No certificates, scrip or book-entry credit representing fractional shares of Holdings Common Stock will be issued upon the conversion of Splitco Common Stock or DIRECTV Common Stock pursuant to Section 2.1, and to the extent that any holder of Splitco Common Stock or DIRECTV Common Stock would otherwise be entitled to receive a fractional share of Holdings Common Stock, no such fractional shares will be issued to such holder as a result of the Splitco Merger or DIRECTV Merger and no such holder shall be entitled to vote or to any rights of a holder of Holdings Common Stock with respect to fractional shares such holder otherwise would be entitled to receive. For purposes of this Section 2.1(c), all fractional share interests to which each record holder would be entitled will be aggregated and sold by the Exchange Agent pursuant to Section 2.1(c)(ii).

           (ii)  Fractional shares of Holdings Common Stock that would otherwise be allocable to any former holders of Splitco Common Stock or DIRECTV Common Stock in the Mergers will be aggregated, and the Exchange Agent shall sell the aggregate shares in the public market. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Splitco Common Stock, DIRECTV Common Stock or the Malone Splitco Shares, as applicable, entitled to receive such cash. No interest shall accrue on any cash payable pursuant to this Section 2.1(c). Payment for fractional shares of Holdings Common Stock that would otherwise be allocable to any former holders of Splitco Common Stock receiving shares of Holdings Common Stock in the Malone Contribution will be determined in accordance with the terms and provisions of the Malone Agreement.

          (d)   Adjustments to Exchange Ratios.    So as to maintain the relative proportionate interests of the holders of the Splitco Common Stock and the DIRECTV Common Stock in Holdings Common Stock immediately following the Merger Effective Time intended by this Agreement as of the date hereof, the Splitco Exchange Ratio, the Splitco Merger Consideration, the DIRECTV Exchange Ratio and the DIRECTV Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, DIRECTV Common Stock, Liberty Entertainment Common Stock, Splitco Common Stock or Holdings Common Stock or other securities), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to (i) DIRECTV Common Stock having a record date on or after the date hereof and prior to the DIRECTV Effective Time, (ii) Splitco Common Stock having a record date occurring after the Split-Off Effective Time and prior to the Merger Effective Time and (iii) Liberty Entertainment Common Stock having a record date occurring on or after the date hereof and prior to the Split-Off Effective Time.

        SECTION 2.2 Exchange of Certificates and Book-Entry Shares.

          (a)   Exchange Agent.    At or prior to the DIRECTV Effective Time, Holdings shall deposit, in trust for the benefit of the holders of Splitco Common Stock and DIRECTV Common Stock, with the Exchange Agent, pursuant to an agreement reasonably satisfactory to DIRECTV and Liberty (the "Exchange Agreement"), for exchange in accordance with this Article II and pursuant to the Malone Contribution, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of Holdings Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Splitco Common Stock and DIRECTV Common Stock and pursuant to the Malone Contribution (such shares of Holdings Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time and any cash payments in lieu of any fractional shares of Holdings Common Stock received by the Exchange Agent through sales contemplated by Section 2.1(c), being hereinafter referred to as the "Exchange Fund").

          (b)   Exchange Procedures.    Promptly after the Merger Effective Time, and in any event no later than ten Business Days after the Merger Effective Time, Holdings shall cause the Exchange Agent to mail to each holder of record of a certificate (or evidence of shares in book-entry form) which immediately prior to the DIRECTV Effective Time or the Merger Effective Time, as applicable, represented outstanding shares of DIRECTV Common Stock (other than the Liberty DIRECTV Shares) (the "DIRECTV Certificates") or of Splitco Common Stock (other than the Malone Splitco Shares) (the "Splitco Certificates" and together with the DIRECTV Certificates, the "Certificates"), which at the DIRECTV Effective Time or the Merger Effective Time, as applicable, were converted into the right to receive the DIRECTV Merger Consideration or the Splitco Merger Consideration, as applicable, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and shall have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Holdings may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing, as applicable, the DIRECTV Merger Consideration or the Splitco Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Holdings Common Stock to which such holders are entitled pursuant to Section 2.1(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Splitco Common Stock or DIRECTV Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Splitco Common Stock or DIRECTV Common Stock that is not registered in the transfer records of Splitco or DIRECTV, as applicable, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Holdings Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Holdings Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Splitco Surviving Corporation or DIRECTV Surviving Corporation, as applicable, that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the DIRECTV Effective Time or the Merger Effective Time, as applicable, to represent only the right to receive as applicable, the DIRECTV Merger Consideration or the Splitco Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c), in each case, without interest.

          (c)   Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Holdings Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdings Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Holdings Common Stock shall be paid to any such holder pursuant to Section 2.1(c), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Holdings Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Merger Effective Time and paid with respect to Holdings Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdings Common Stock.

          (d)   Transfer Books; No Further Ownership Rights.    All shares of Holdings Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.1(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Splitco Common Stock or DIRECTV Common Stock previously represented by such Certificates, and at the DIRECTV Effective Time and the Merger Effective Time, as applicable, the stock transfer books of DIRECTV and Splitco shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of (x) the DIRECTV Surviving Corporation of the shares of DIRECTV Common Stock that were outstanding immediately prior to the DIRECTV Effective Time (except for the Liberty DIRECTV Shares, which are to remain issued and outstanding and are not affected by the DIRECTV Merger) and (y) the Splitco Surviving Corporation of the shares of Splitco Common Stock that were outstanding immediately prior to the Merger Effective Time. Except as required by applicable Law, from and after the DIRECTV Effective Time and the Merger Effective Time, as applicable the holders of Certificates that evidenced ownership of shares of Splitco Common Stock or DIRECTV Common Stock outstanding immediately prior to the DIRECTV Effective Time or the Merger Effective Time shall cease to have any rights with respect to such shares. Subject to the last sentence of Section 2.2(f), if, at any time after the DIRECTV Effective Time or the Merger Effective Time, as applicable, Certificates are presented to the Splitco Surviving Corporation, the DIRECTV Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)   Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond, in such reasonable amount as Holdings may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the DIRECTV Merger Consideration or Splitco Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional share interests of Holdings Common Stock to which such holder would be entitled pursuant to Section 2.1(c), in each case pursuant to this Agreement.

          (f)    Termination of Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for sixty (60) calendar days after the Merger Effective Time shall be delivered to Holdings, upon demand by Holdings, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Holdings for payment of their claim for (i) the DIRECTV Merger Consideration or the Splitco Merger Consideration, as applicable, (ii) any dividends or other distributions with respect to shares of Holdings Common Stock and (iii) cash in lieu of any fractional share interests of Holdings Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) shall become, to the extent permitted by applicable Law, the property of Holdings, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)   No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Splitco Surviving Corporation, the DIRECTV Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Holdings Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Holdings Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h)   Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund received through the public market aggregated sales of fractional share interests effectuated in accordance with the Exchange Agreement as directed by Holdings. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Holdings.

          (i)    Withholding Taxes.    Holdings and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Splitco Common Stock or DIRECTV Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, Holdings and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Splitco Common Stock or DIRECTV Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Splitco Common Stock or DIRECTV Common Stock.

        SECTION 2.3 DIRECTV Stock Options and other Stock-Based Awards.    Prior to the DIRECTV Effective Time, DIRECTV or the Board of Directors of DIRECTV (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 2.3 of the DIRECTV Disclosure Schedule and to ensure that, notwithstanding anything to the contrary, following the DIRECTV Effective Time, no Person shall have any right to acquire any securities of DIRECTV or to receive any payment, right or benefit with respect to any award previously granted under any DIRECTV Stock Plan (whether hereunder, under any DIRECTV Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.3 of the DIRECTV Disclosure Schedule.

        SECTION 2.4 Splitco Stock Options and other Stock-Based Awards.

        (a)   At the Split-Off Effective Time, in accordance with the terms and conditions of the Reorganization Agreement, Liberty and Splitco shall adjust the terms of all outstanding options to acquire, stock appreciation rights relating to and restricted shares relating to, shares of Liberty Entertainment Common Stock to reflect the consummation of the Split-Off.

        (b)   Prior to the Merger Effective Time, each of Liberty and Splitco or the Board of Directors of each of Liberty and Splitco (or any applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 2.4 of the Liberty Disclosure Schedule and to ensure that, notwithstanding anything to the contrary, following the Merger Effective Time, no Person shall have any right to acquire any securities of Splitco or to receive any payment, right or benefit with respect to any award previously granted under the Splitco Stock Plans (whether hereunder, under any Splitco Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.4 of the Liberty Disclosure Schedule.

        SECTION 2.5 Actions by Holdings.

        (a)   At the DIRECTV Effective Time and the Merger Effective Time, as applicable, by virtue of the Mergers and without the need of any further corporate action by Holdings, Holdings shall assume the DIRECTV Adjusted Options and DIRECTV Adjusted RSUs (collectively, the "DIRECTV Equity Awards") and the Splitco Adjusted Options, Splitco Adjusted SARs, and the Splitco Adjusted Restricted Shares (collectively, the "Splitco Adjusted Equity Awards" and collectively with the DIRECTV Equity Awards, the "Holdings Equity Awards"), with the result that (i) at the DIRECTV Effective Time, Holdings shall assume the DIRECTV Stock Plans, including all obligations with respect to the DIRECTV Equity Awards outstanding at the DIRECTV Effective Time (adjusted pursuant to Section 2.3) and (ii) at the Merger Effective Time, Holdings shall assume the Splitco Stock Plans, including all obligations of Splitco with respect to the Splitco Adjusted Equity Awards outstanding at the Merger Effective Time (adjusted pursuant to Section 2.4). In addition, at the Merger Effective Time, Holdings shall adopt one or more incentive plans, including an executive officer cash bonus plan (such plans, together with the DIRECTV Stock Plans and the Splitco Stock Plans, the "Holdings Incentive Plans").

        (b)   As soon as practicable after the Merger Effective Time, Holdings shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Holdings Common Stock at least equal to the number of shares subject to the Holdings Equity Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as such Holdings Equity Awards remain outstanding.

        (c)   As soon as practicable after the Merger Effective Time, Holdings shall deliver to the holders of a Holdings Equity Award appropriate notices setting forth such holders' rights pursuant to the Holdings Incentive Plans, and the agreements evidencing the grants of such Holding Equity Awards after giving effect to the Mergers and the adjustments required by Sections 2.3 and 2.4.

 ARTICLE III
Representations and Warranties of Liberty and Splitco Regarding Liberty

        Subject to Section 6.24 and except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Liberty to DIRECTV simultaneously with the execution of this Agreement (the "Liberty Disclosure Schedule"), Liberty and Splitco represent and warrant to DIRECTV:

        SECTION 3.1 Organization, Standing and Corporate Power.

        (a)   Liberty is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on Splitco ("Splitco Material Adverse Effect").

        (b)   Liberty has delivered to DIRECTV correct and complete copies of its certificate of incorporation and bylaws (the "Liberty Charter Documents"), in each case as amended to the date of this Agreement. All such Liberty Charter Documents are in full force and effect and Liberty is not in violation of any of their respective provisions.

        SECTION 3.2 Capitalization.

        (a)   The authorized capital stock of Liberty consists of (i) 20,375,000,000 shares of common stock, par value $0.01 per share, of which 4,000,000,000 shares have been designated Series A Liberty Entertainment Common Stock, 150,000,000 shares have been designated Series B Liberty Entertainment Common Stock and 4,000,000,000 shares have been designated Series C Liberty Entertainment Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share ("Liberty Preferred Stock"). At the close of business on April 30, 2009, (i) 494,616,028 shares of Series A Liberty Entertainment Common Stock were issued and outstanding, (ii) 23,697,987 shares of Series B Liberty Entertainment Common Stock were issued and outstanding, (iii) no shares of Series C Liberty Entertainment Common Stock were issued or outstanding, (iv) no shares of Liberty Entertainment Common Stock were held by Liberty in its treasury, (v) 21,016,409 shares of Series A Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans (of which 15,889,652 shares of Series A Liberty Entertainment Common Stock were subject to outstanding Liberty Entertainment Equity Awards granted under the Liberty Stock Plans (which excludes 5,633,052 options to acquire Series B Liberty Entertainment Common Stock that can be exercised for Series A Liberty Entertainment Common Stock, on a one-for-one basis, at the option of the holder)), (vi) 7,993,052 shares of Series B Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans (of which 5,993,052 shares of Series B Liberty Entertainment Common Stock were subject to outstanding Liberty Entertainment Equity Awards granted under the Liberty Stock Plans (which includes 5,633,052 options to acquire Series B Liberty Enterainment Common Stock that can be exercised for Series A Liberty Entertainment Common Stock, on a one-for-one basis, at the option of the holder)), (vii) no shares of Series C Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans and (viii) no shares of Liberty Preferred Stock were issued or outstanding. All outstanding shares of Liberty Entertainment Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Liberty Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options, stock appreciation or other rights to purchase or receive shares of Liberty Entertainment Common Stock granted under the Liberty Stock Plans or otherwise by Liberty, and, for each such option, stock appreciation or other right, (A) the number of shares of Liberty

Entertainment Common Stock subject thereto and the exercise price thereof and (B) the terms of vesting, and the grant and expiration dates thereof and the name of the holder thereof and (y) the aggregate number of shares of Liberty Entertainment Common Stock that are issuable pursuant to all outstanding options, stock appreciation rights or other rights to purchase or receive shares of Liberty Entertainment Common Stock. All Liberty Entertainment Stock Options which vested after December 31, 2004, have an exercise price equal to no less than the fair market value of the underlying shares of Liberty Entertainment Common Stock on the date of grant (as adjusted to reflect corporate transactions which have occurred since the date of grant). Since April 30, 2009, Liberty has not issued any shares of Liberty Entertainment Common Stock, or any securities convertible into or exchangeable or exercisable for any shares of Liberty Entertainment Common Stock, other than pursuant to the exercise of outstanding options or stock appreciation rights referred to above in this Section 3.2(a) or as is contemplated by Section 6.2(a)(i)(A).

        (b)   Except as expressly provided by any Transaction Agreement, there are no outstanding obligations of Liberty or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Liberty Entertainment Common Stock (or any options, warrants or other rights to acquire any shares of Liberty Entertainment Common Stock) other than Liberty Entertainment Restricted Shares that may be forfeited by their terms.

        SECTION 3.3 Authority; Noncontravention; Voting Requirements.

        (a)   Liberty has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and, subject to obtaining the Liberty Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by Liberty's Board of Directors, and except for obtaining the Liberty Stockholder Approval, no other corporate action on the part of Liberty is necessary to authorize the execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the Transactions. This Agreement and each other Transaction Agreement to which it is a party has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with each of their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

        (b)   Except as set forth in Section 3.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Liberty nor the consummation by Liberty of the Transactions, nor compliance by Liberty with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the Liberty Charter Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Liberty or any of its

  Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which Liberty or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not prevent or materially delay the performance of this Agreement by Liberty;

          (iii)  assuming the approvals required under Section 3.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Liberty or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of any further amendments to its preliminary proxy statement filed April 24, 2009 relating to the Liberty Stockholders Meeting (as amended or supplemented from time to time, the "Liberty Proxy Statement"), the Splitco Form S-4 and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of The NASDAQ Global Select Market ("NASDAQ"), (B) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions, (C) approval of the Transactions under the Communications Act (the "Liberty FCC Approvals"), and (D) the private letter rulings to be obtained from the Internal Revenue Service (the "IRS"), as contemplated by this Agreement and any filings made with the IRS in connection therewith, and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the performance of this Agreement by Liberty.

        (c)   At a meeting of the Board of Directors of Liberty duly called and held, those directors of Liberty voting (and not abstaining) upon the following matters and constituting a majority of the entire Board of Directors of Liberty unanimously (i) approved and declared advisable (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (B) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (C) this Agreement and the transactions contemplated hereby (including the Splitco Merger), and (ii) resolved to recommend that holders of Liberty Entertainment Common Stock approve the Split-Off (subject to Section 6.4).

        (d)   The affirmative vote (in person or by proxy) of the holders of record of a majority of the aggregate voting power of the shares of Liberty Entertainment Common Stock that are present (in person or by proxy) and entitled to vote at the Liberty Stockholders Meeting or any adjournment or postponement thereof, voting together as a single class, in favor of the approval of the Split-Off (the "Class Approval") is the only vote or approval of the holders of any class or series of capital stock of Liberty that is legally required to approve the Transactions; provided, however, that in addition to the foregoing, Liberty shall require the affirmative vote (in person or by proxy), at the Liberty Stockholders Meeting or any adjournment or postponement thereof, of the holders of record, voting together as a separate class, of a majority of the aggregate voting power of the shares of Liberty Entertainment Common Stock outstanding on the record date for the Liberty Stockholders Meeting, excluding any Excluded Malone Shares and shares of Liberty Entertainment Common Stock Beneficially Owned by any directors or officers of Liberty, without duplication, to approve (i) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (ii) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (iii) this Agreement and the transactions contemplated hereby (including the Splitco Merger) (the "Minority Approval", and together with the Class Approval, the "Liberty Stockholder Approval").

        SECTION 3.4 Liberty SEC Documents.    As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Liberty under the Securities Act or under the Exchange Act (the "Liberty SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Liberty SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2008, Liberty has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of Liberty and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements. Each of the foregoing representations in this Section 3.4 is made only with respect to information relating to the Splitco Business and with "materiality" being defined by reference to Splitco (after giving effect to the Restructuring and the Split-Off) and the Splitco Business.

        SECTION 3.5 Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of Liberty specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (a) the registration statement on Form S-4 to be filed with the SEC by Splitco in connection with the issuance of shares of Splitco Common Stock in the Split-Off (as amended or supplemented from time to time, the "Splitco Form S-4") and the registration statement on Form S-4 to be filed with the SEC by Holdings in connection with the issuance of shares of Holdings Common Stock in the Mergers and the Malone Contribution (as amended or supplemented from time to time, the "Holdings Form S-4") will, at the time (i) that each of the Splitco Form S-4 and the Holdings Form S-4, or any amendments or supplements thereto, are filed with the SEC, (ii) each of the Splitco Form S-4 and the Holdings Form S-4 becomes effective under the Securities Act, (iii) of the DIRECTV Stockholders Meeting, (iv) of the Liberty Stockholders Meeting, (v) of the Split-Off, (vi) of the DIRECTV Merger and (vii) of the Splitco Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the Liberty Proxy Statement will, on the date it is first mailed to stockholders of Liberty and at the time of the Liberty Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. The Liberty Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Liberty makes no representation or warranty with respect to information regarding DIRECTV supplied by or on behalf of DIRECTV for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 3.6 Brokers and Other Advisors.    Except for Goldman, Sachs & Co. and JPMorgan Chase & Co., the fees and expenses of which will be paid by Liberty, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Liberty or any of its Subsidiaries. Liberty has heretofore delivered to DIRECTV a correct and complete copy of Liberty's engagement letter with each of Goldman, Sachs & Co. and JPMorgan Chase & Co., which letter describes all fees payable to Goldman, Sachs & Co. and JPMorgan Chase & Co., respectively, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Goldman, Sachs & Co. and JPMorgan Chase & Co., respectively (as amended, the "Liberty Engagement Letters").

        SECTION 3.7 Liberty Owned DIRECTV Shares.

        (a)   As of the date hereof, all of the shares of DIRECTV capital stock Beneficially Owned by Liberty are owned as follows: (i) 170,000,000 shares of DIRECTV Common Stock are owned directly by Greenlady II, LLC (the "Greenlady II DIRECTV Shares") and (ii) 378,720,752 shares of DIRECTV Common Stock are owned directly by Greenlady (collectively, with the Greenlady II DIRECTV Shares, the "Liberty Owned DIRECTV Shares"). All of the Liberty Owned DIRECTV Shares are owned free and clear of any and all Liens, other than those Liens incurred in connection with the Greenlady Debt and other than those Liens incurred in connection with the DIRECTV Credit Facility. Except as provided for in this Section 3.7, Liberty does not Beneficially Own any other shares of DIRECTV capital stock or any options or other rights to purchase or receive shares of DIRECTV capital stock. Immediately following the Split-Off, Subsidiaries of Splitco will have good and valid title to the Liberty Owned DIRECTV Shares, free and clear of any and all Liens (other than Liens incurred in connection with the Greenlady Debt, Liens incurred in connection with the DIRECTV Credit Facility, transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and Liberty will have no right, title or interest in the Liberty Owned DIRECTV Shares.

        (b)   (i) Except for the equity collars associated with the Greenlady Debt, Liberty has not entered into or acquired any derivative contract with respect to any shares of DIRECTV Common Stock and (ii) Liberty has not entered into any other hedging or other similar transaction that has the effect of providing Liberty with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV Common Stock other than the Liberty Owned DIRECTV Shares.

        SECTION 3.8 Indemnification Claims.

        (a)   As of the date of this Agreement, neither Liberty nor any of its Subsidiaries has submitted, or threatened in writing to submit, a claim for indemnification against News Corporation ("News") in accordance with either (i) that certain Share Exchange Agreement, dated as of December 22, 2006, by and between News and Liberty (the "Share Exchange Agreement") or (ii) any of the Ancillary Agreements.

        (b)   As of the date of this Agreement, News has not submitted, and to the Knowledge of Liberty, News has not threatened in writing to submit, a claim for indemnification against Liberty in accordance with either (i) the Share Exchange Agreement or (ii) any of the Ancillary Agreements.

        SECTION 3.9 Splitco Takeover Proposals.    As of the date of this Agreement, within the past two (2) years there have been no Splitco Takeover Proposals, other than as set forth in Section 3.9 of the Liberty Disclosure Schedule.

        SECTION 3.10 Sale of Assets.    The Transactions do not constitute a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets and properties of Liberty and its Subsidiaries (taken as a whole) under the terms of that certain Indenture, dated as of July 7, 1999, by and between Liberty and The Bank of New York, N.A., as trustee (as amended, modified or supplemented).

        SECTION 3.11 Solvency.    Immediately prior to, and after, the Closing, (a) the fair value of the assets of Liberty and each of its Subsidiaries will exceed each of its respective Liabilities, (b) each of Liberty and its Subsidiaries will be able to pay its Liabilities, as such Liabilities become absolute and matured and (c) neither Liberty nor any of its Subsidiaries will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

        SECTION 3.12 State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to Liberty is applicable to the Transactions. The action of the Board of Directors of Liberty in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

        SECTION 3.13 Opinion of Financial Advisor.    Goldman, Sachs & Co. has rendered its opinion to the Board of Directors of Liberty that, as of May 3, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion (the "Liberty Fairness Opinion"), the Splitco Exchange Ratio pursuant to this Agreement is fair from a financial point of view to those holders (other than Dr. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A, The Evan D. Malone Trust A and their respective Affiliates) of shares of Liberty Entertainment Common Stock who receive shares of Splitco Common Stock as a result of the Redemption (as defined in the Liberty Fairness Opinion), taken in the aggregate.

        SECTION 3.14 Investigation; Reliance.    Liberty and Splitco hereby acknowledge and agree that DIRECTV makes no representations or warranties to Liberty or Splitco, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. Liberty and Splitco hereby expressly acknowledge and agree that, except in the case of fraud or willful breach, neither DIRECTV nor any Person will have or be subject to any liability to Liberty, Splitco or any other Person resulting from any statements or communications by DIRECTV or any of its Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, including any information, document or material made available in any offering memorandum, in any "data room," in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the Transaction Agreements.

ARTICLE IV
Representations and Warranties of Splitco

        This Article IV shall be interpreted as though the representations and warranties contained herein, including those made as of the date hereof, are made as if the consummation of the Restructuring and the Split-Off has already occurred. Except as set forth in the correspondingly identified subsection of the Liberty Disclosure Schedule, Splitco represents and warrants to DIRECTV:

        SECTION 4.1 Organization, Standing and Power.

        (a)   Each of Splitco and its Subsidiaries is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Splitco Material Adverse Effect.

        (b)   Section 4.1(b) of the Liberty Disclosure Schedule lists all Subsidiaries of Splitco together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly-owned by Splitco, the percentage owned by Splitco, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of Splitco. Except as set forth in Section 4.1(b) of the Liberty Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Splitco have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Splitco free and clear of all Liens. Except as set forth in Section 4.1(b) of the Liberty Disclosure Schedule, Splitco does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   Splitco has delivered to DIRECTV correct and complete copies of its certificate of incorporation and bylaws (the "Splitco Charter Documents") and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the "Splitco Subsidiary Documents"), in each case as amended to the date of this Agreement. All such Splitco Charter Documents and Splitco Subsidiary Documents are in full force and effect and neither Splitco nor any of its Subsidiaries is in violation of any of their respective provisions. Splitco has made available to DIRECTV and its Representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors (or comparable governing body) and each committee of the Board of Directors (or comparable governing body) of (i) Splitco held since January 6, 2009, (ii) each of GSN, FUN Technologies and their respective Subsidiaries held since January 1, 2008, and (iii) Liberty Sports Holdings, LLC and each of its Subsidiaries held since February 27, 2008.

        SECTION 4.2 Capitalization.

        (a)   Prior to the consummation of the Restructuring and the Split-Off, the authorized capital stock of Splitco consists of 10,000 shares of common stock, par value $0.01 per share and all of the issued and outstanding shares of which are held directly by Liberty Media LLC prior to the Split-Off. Immediately following the consummation of the Split-Off, (i) there will be outstanding a number of shares of Series A Splitco Common Stock equal to 90% of the shares of Series A Liberty Entertainment Common Stock outstanding as of the Redemption Date (subject to any adjustments for fractional shares in accordance with the terms of the Reorganization Agreement), (ii) there will be outstanding a number of shares of Series B Splitco Common Stock equal to 90% of the shares of Series B Liberty Entertainment Common Stock outstanding as of the Redemption Date (subject to any adjustments for fractional shares in accordance with the terms of the Reorganization Agreement), (iii) no shares of Series C Splitco Common Stock will be issued or outstanding, (iv) no shares of Splitco Common Stock will be held by Splitco in its treasury and (v) no shares of preferred stock of Splitco will be issued or outstanding. All outstanding shares of Splitco Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights. Prior to the consummation of the Split-Off, except as set forth in this Section 4.2 and as expressly provided by the Reorganization Agreement, there are no shares of capital stock, voting securities or equity interests of Splitco issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Splitco, including any representing the right to purchase or otherwise receive any Splitco Common Stock. Included in Section 4.2(a) of the Liberty Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options, stock appreciation or other rights to purchase or receive shares of Splitco Common Stock granted under the Splitco Stock Plans or otherwise by Splitco, and, for each such option, stock appreciation or other right, (A) the number of shares of Splitco Common Stock subject thereto and the exercise price thereof and (B) the terms of vesting, and the grant and expiration dates thereof and the name of the holder thereof, that will be outstanding immediately following the Split-Off Effective Time and (y) the aggregate number of shares of Splitco Common Stock that are issuable pursuant to all outstanding options, stock appreciation rights or other rights to purchase or receive shares of Splitco Common Stock (in each case, based on the options, stock appreciation and other rights with respect to Liberty Entertainment Common Stock outstanding on such date (which are set forth in Section 3.2(a) of the Liberty Disclosure Schedule)). The exercise or base price of each award listed on Section 4.2(a) of the Liberty Disclosure Schedule will be determined by applying the formula set forth in Section 3.3 of the Reorganization Agreement to the exercise or base price of the corresponding award set forth in Section 3.2(a) of the Liberty Disclosure Schedule. All Splitco Stock Options were granted in accordance with the terms of the Splitco Stock Plans. Except as expressly provided by any Transaction Agreement or as set forth in Section 4.2(a) of the Liberty Disclosure Schedule, there are no outstanding obligations of Splitco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Splitco or any of its Subsidiaries other than Splitco Restricted Shares that may be forfeited by their terms.

        (b)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of Splitco or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Splitco or any of its Subsidiaries may vote.

        SECTION 4.3 Authority; Noncontravention; Voting Requirements.

        (a)   Splitco has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the Splitco Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Splitco of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by Splitco's Board of Directors, and except for obtaining the Splitco Stockholder Approval for the adoption of this Agreement, each of the other Transaction Agreements to which it is a party and approval of the Transactions, no other corporate action on the part of Splitco is necessary to authorize the execution, delivery and performance by Splitco of this Agreement, each of the other Transaction Agreements to which it is a party and the consummation by it of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party have been duly executed and delivered by Splitco and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Splitco, enforceable against Splitco in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        (b)   Except as set forth in Section 4.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Splitco or any of its Subsidiaries nor the consummation by Splitco or any of its Subsidiaries of the Transactions, nor compliance by Splitco or any of its Subsidiaries with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the Splitco Charter Documents or any provision of the Splitco Subsidiary Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Splitco or any of its Subsidiaries or under any of the terms, conditions or provisions of any Splitco Material Contract to which Splitco or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not have a significant adverse effect on the Splitco Business;

          (iii)  assuming the approvals required under Section 4.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Splitco or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Splitco Form S-4, the Holdings Form S-4 and the Liberty Proxy Statement, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of NASDAQ, (B) the filing of each of the Splitco Certificate of Merger and the DIRECTV Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (C) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions, (D) approval of the Transactions under the Communications Act (the "Splitco FCC Approvals") and (E) the private letter rulings to be obtained from the IRS as contemplated by this Agreement and any filings made with the IRS in connection therewith, and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Splitco Material Adverse Effect.

        (c)   At a meeting of the Board of Directors of Splitco duly called and held, those directors of Splitco voting (and not abstaining) upon the following matters and constituting a majority of the entire Board of Directors of Splitco unanimously (i) approved and declared advisable this Agreement (including the Splitco Merger), each of the other Transaction Agreements to which it is a party and the Transactions and (ii) resolved to recommend that the sole stockholder of Splitco adopt this Agreement and approve the Splitco Merger.

        (d)   The affirmative vote of the sole stockholder of Splitco is the only vote of the stockholders of Splitco necessary to adopt this Agreement and approve the Transactions, including the Splitco Merger (the "Splitco Stockholder Approval").

        SECTION 4.4 Splitco Financial Statements; Liabilities.

        (a)   True, correct and complete copies of the audited combined balance sheet of Splitco and its Subsidiaries as of December 31, 2008 (the "Splitco Balance Sheet Date"), and the related audited combined statements of income and cash flows of Splitco and its Subsidiaries for the fiscal year ended December 31, 2008, and the notes thereto, audited by KPMG LLP (collectively, the "Audited Financial Statements") have been provided to DIRECTV prior to the date hereof and were filed with the SEC as part of Liberty's Amendment No. 2 to its Preliminary Schedule 14A on April 24, 2009. Except as provided in Section 4.4 of the Liberty Disclosure Schedule, the Audited Financial Statements (i) present fairly in all material respects the financial position of Splitco and its Subsidiaries as of the dates indicated and the results of its operations and changes in cash flows for the respective periods indicated, and (ii) were prepared in accordance with GAAP, consistently applied.

        (b)   [Reserved.]

        (c)   From the Splitco Balance Sheet Date to the date hereof, except as set forth in Section 4.4(c) of the Liberty Disclosure Schedule, (i) the business of Splitco and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Splitco Material Adverse Effect, (iii) no Subsidiary of Splitco has redeemed any ownership interests in any Subsidiary of Splitco, (iv) neither Splitco nor a Subsidiary of Splitco has waived, released, compromised or settled any right or claim of substantial value to Splitco, a Splitco Subsidiary or any other Person and (v) neither Splitco nor a Subsidiary of Splitco has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices. No RSN Subsidiary has engaged in any activity other than those reasonably related to the operation of a Splitco RSN Network.

        (d)   There are no Liabilities of Splitco and its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the Audited Financial Statements or the Unaudited Financial Statements; (ii) the Liabilities set forth in Section 4.4(d) of the Liberty Disclosure Schedule; and (iii) Liabilities incurred in the ordinary course of business since the Splitco Balance Sheet Date that have not had and could not reasonably be expected to have, individually or in the aggregate, a Splitco Material Adverse Effect.

        SECTION 4.5 Legal Proceedings.

        (a)   Other than Actions of the type contemplated by Section 4.5(b) and judgments, decrees, written agreements, memoranda of understanding or orders of Governmental Authorities of the type contemplated by Section 4.5(c), (i) there are no Actions pending or, to the Knowledge of Liberty, threatened against Liberty (with respect to the Splitco Business only) or Splitco, or any of their Subsidiaries, by or before any Governmental Authority, and (ii) there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against Liberty (with respect to the Splitco Business only) or Splitco, or any of their Subsidiaries, except, in each case, for any such Action, judgment, decree, injunction, ruling or order that, individually or in the aggregate, would not reasonably be expected to have a Splitco Material Adverse Effect.

        (b)   As of the date of this Agreement, there is no Action pending or, to the Knowledge of Liberty, threatened against Liberty, Splitco or any of their Subsidiaries that seeks, or would reasonably be expected, to prohibit or restrain the ability of Liberty, Splitco or any of their Subsidiaries to enter into this Agreement or any of the Transaction Agreements to which it is a party or to timely consummate the Transactions.

        (c)   As of the date of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Liberty, Splitco or any of their Subsidiaries which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

        SECTION 4.6 Compliance With Laws.    Except as set forth in Section 4.6 of the Liberty Disclosure Schedule, Liberty, Splitco and their respective Subsidiaries are (and since January 1, 2008 with respect to the Non-RSN Splitco Business and February 27, 2008 with respect to the RSN Splitco Business, have been) in compliance in all material respects with all material Laws applicable to the Non-RSN Splitco Business and the RSN Splitco Business, as applicable. Since January 1, 2008 with respect to the Non-RSN Splitco Business and since February 27, 2008 with respect to the RSN Splitco Business, none of Liberty, Splitco or any of their respective Subsidiaries has received any material notice from any Governmental Authority that the Non-RSN Splitco Business and RSN Splitco Business, as applicable, has been or is being conducted in material violation of any applicable material Law or that an investigation or inquiry into any noncompliance with any applicable material Law is ongoing, pending or, to the Knowledge of Liberty, threatened. This Section 4.6 does not relate to matters with respect to Taxes, which are the subject of Section 4.8 or the Tax Sharing Agreement, as the case may be, to Environmental Matters, which are the subject of Section 4.11, to Employee Benefits Matters, which are the subject of Section 4.9 or to Labor Matters, which are the subject of Section 4.10.

        SECTION 4.7 Permits.    Each of Splitco and its Subsidiaries are in possession of, all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate the Splitco Business as it is being operated as of the date hereof, other than such Permits which the failure to hold would not adversely affect the ability of Splitco and its Subsidiaries to conduct the Splitco Business in all material respects as it is currently conducted (collectively, the "Splitco Permits"). Except as set forth in Section 4.7 of the Liberty Disclosure Schedule, (a) there is no Action pending, or, to the Knowledge of Liberty, threatened, regarding any of the Splitco Permits and (b) each such Splitco Permit is in full force and effect other than such Permits the failure of which to be in full force and effect would not, adversely affect the ability of Splitco and its Subsidiaries to conduct the Splitco Business in all material respects as it is currently conducted or in the aggregate, reasonably be expected to have a Splitco Material Adverse Effect.

        SECTION 4.8 Tax Matters.

        Except as otherwise set forth in Section 4.8 of the Liberty Disclosure Schedule:

        (a)   (i) All material Tax Returns required to be filed with any Taxing Authority by or on behalf of Splitco or any of its Subsidiaries or otherwise with respect to the Splitco Business have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; (iii) all material Taxes due and payable by Splitco or any of its Subsidiaries or with respect to the Splitco Business have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim has been made by any Taxing Authority in a jurisdiction where Splitco or any of its Subsidiaries does not file a Tax Return that Splitco or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (v) there are no Liens on any of the assets of Splitco or any of its Subsidiaries or the Splitco Business that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable). Except as would not reasonably be expected to have a Material Adverse Effect on Liberty (after giving effect to the Split-Off), (i) all material Tax Returns required to be filed with any Taxing Authority by or on behalf of a Liberty Affiliated Group or a Liberty Combined Group have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all material Taxes due and payable with by or with respect to a Tax Return filed by a Liberty Affiliated Group or a Liberty Combined Group have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

        (b)   Each of Splitco and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of any material amount of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

        (c)   (i) No outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Splitco or any of its Subsidiaries in respect of any material Tax; and (ii) all material deficiencies, assessments or proposed adjustments asserted against Splitco or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled. Except as would not reasonably be expected to have a Material Adverse Effect on Liberty (after giving effect to the Split-Off), (i) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Liberty or any of its Subsidiaries in respect of a Tax Return filed by a Liberty Affiliated Group or a Liberty Combined Group; and (ii) all material deficiencies, assessments or proposed adjustments asserted against Liberty or any of its Subsidiaries by any Taxing Authority in respect of such a Tax Return have been paid or fully and finally settled.

        (d)   Prior to the date hereof, Liberty has furnished or made available to DIRECTV complete and accurate copies of all portions of United States federal income Tax Returns and material state income or franchise Tax Returns filed by (i) Liberty to the extent they relate to Splitco, any of its Subsidiaries or the Splitco Business, or (ii) Splitco or any of its Subsidiaries, and including, in each case, any amendments thereto, for all taxable periods beginning after December 31, 2004.

        (e)   None of Splitco or any of its Subsidiaries (i) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than a Liberty Affiliated Group, (ii) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a Liberty Combined Group, (iii) is a party to any tax sharing, tax allocation or tax indemnification agreement (other than the Tax Sharing Agreement) or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Liberty Affiliated Group or a Liberty Combined Group.

        (f)    None of Splitco or any of its Subsidiaries (other than GSN or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing, or (iii) installment sale or open transaction occurring prior to the Closing.

        (g)   No waiver or extension of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency is in effect for Splitco or any of its Subsidiaries.

        (h)   None of Splitco or any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (i)    Neither Splitco nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to Splitco or any of its Subsidiaries after the Closing (other than any IRS Ruling or other rulings related to the Transactions or the News Exchange).

        SECTION 4.9 Employee Benefits.

        (a)   Section 4.9(a) of the Liberty Disclosure Schedule sets forth as of the date of this Agreement, a list of all material "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and deferred compensation, bonus, retention bonus, incentive, severance, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, holiday pay, and vacation pay plans, and any other employee benefit plan, program, policy or arrangement covering employees of the Splitco Business as of the date hereof, that are currently either maintained by or contributed to by Liberty, Splitco or any of their respective Subsidiaries or to which Liberty, Splitco or any of their respective Subsidiaries is obligated to make payments or otherwise have any liability (collectively, the "Splitco Employee Benefit Plans"), and each employment, severance, retention, individual consulting or similar agreement covering service providers of the Splitco Business currently in effect that has been entered into by Liberty, Splitco or any of their respective Subsidiaries (collectively, the "Splitco Employment Agreements"). Each Splitco Employee Benefit Plan sponsored, maintained or contributed to solely by Splitco and its Subsidiaries (and not Liberty) which provides benefits solely with respect to the Transferred Employees, or to directors and consultants of Splitco and its Subsidiaries, and no other active employees, consultants or directors of Liberty or any of its Subsidiaries is separately identified in Section 4.9(a) of the Liberty Disclosure Schedule (collectively, the "Transferred Employee Benefit Plans"). Summaries of all Splitco Employee Benefit Plans (except for plans contributed to pursuant to a Collective Bargaining Agreement set forth in Section 4.9(a) of the Liberty Disclosure Schedule), copies of all such written Splitco Employee Benefit Plans and Splitco Employment Agreements and written summaries of all unwritten Splitco Employee Benefit Plans have been made available to DIRECTV.

        (b)   No Controlled Group Liability has been incurred by Splitco or any trade or business that together with Splitco would be deemed a "single employer," within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), no condition exists that presents a material risk to Splitco or any of its ERISA Affiliates of incurring any Controlled Group Liability, and no Controlled Group Liability would reasonably be expected to be incurred by Splitco or any of its ERISA Affiliates following the Closing by reason of Splitco or the ERISA Affiliate having been an ERISA Affiliate of Liberty (or of any other ERISA Affiliate of Liberty) prior to the Closing. For purposes of this Agreement, "Controlled Group

Liability" means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) under the minimum funding requirements of ERISA and (iii) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA. The consummation of the Transactions will not result in the occurrence of any reportable event within the meaning of Section 4043(c) of ERISA with respect to any pension plan maintained by Liberty or any ERISA Affiliate of Splitco. Except as disclosed in Section 4.9(b)(i) of the Liberty Disclosure Schedule, none of the Transferred Employee Benefit Plans is subject to Title IV of ERISA or Section 412 or 430 of the Code or is a Multiemployer Plan, and except as disclosed in Section 4.9(b)(ii) of the Liberty Disclosure Schedule, none of the other Splitco Employee Benefit Plans is subject to Title IV of ERISA or Section 412 or 430 of the Code or is a Multiemployer Plan.

        (c)   Except as set forth in Section 4.9(c) of the Liberty Disclosure Schedule, neither Splitco nor any of its ERISA Affiliates has any liability, fixed or contingent, with respect to a Multiemployer Plan.

        (d)   Except as would not have a Splitco Material Adverse Effect, each Splitco Employee Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code. There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Liberty, threatened against, or with respect to, any of the Splitco Employee Benefit Plans or their assets. Except as would not have a Splitco Material Adverse Effect, there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Splitco Employee Benefit Plans. Except as set forth in Section 4.9(d) of the Liberty Disclosure Schedule, other than routine filings, there is no matter pending or audit in progress with respect to any of the Splitco Employee Benefit Plans before or by any Governmental Authority.

        (e)   Each Splitco Employee Benefit Plan intended to be qualified, within the meaning of Section 401(a) of the Code, has received a favorable determination letter regarding the Employee Benefit Plan's qualification from the IRS with respect to all amendments required by applicable Law or is a prototype or volume submitter plan subject to a favorable opinion letter regarding the Employee Benefit Plan's qualification from the IRS (or such plan has been submitted to the IRS for a determination as to its qualification within the applicable remedial amendment period).

        (f)    Except as set forth in Section 4.9(f) of the Liberty Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (except as otherwise provided in this Agreement) (A) require Splitco or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Splitco Employee Benefit Plan, any Splitco Employment Agreement or any other employee benefit plan or arrangement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (B) create, give rise to or accelerate any additional benefits, vested rights or service credits under any Splitco Employee Benefit Plan, Splitco Employment Agreement or any other employee benefit plan or arrangement. In connection with the consummation of the Transactions, no payment of money or other property, acceleration of benefits or provision of other rights has been made under this Agreement, any Splitco Employee Benefit Plan or otherwise that would be nondeductible for income Tax purposes by Splitco or any of its Subsidiaries by virtue Section 280G of the Code.

        (g)   Except as set forth in Section 4.9(g) of the Liberty Disclosure Schedule, no Transferred Employee Benefit Plan provides post retirement medical, disability, life insurance benefits or other welfare benefits coverage, except as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (h)   Each Splitco Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2008 with respect to the Non-RSN Splitco Business, and February 27, 2008 with respect to the RSN Splitco Business, through the date hereof.

        SECTION 4.10 Labor Matters.

        (a)   Except as set forth in Section 4.10 of the Liberty Disclosure Schedule, there are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any employee of Splitco or any of its Subsidiaries (each, a "Splitco Collective Bargaining Agreement"). With respect to the Splitco Business, (a) there is no material labor strike, dispute, slowdown, lockout or stoppage pending or, to the Knowledge of Liberty, threatened, and neither Splitco nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown, lockout or stoppage relating to the Splitco Business or any employee of Splitco or any of its Subsidiaries since January 1, 2007 with respect to the Non-RSN Splitco Business and February 27, 2008 with respect to the RSN Splitco Business; (b) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of Liberty, threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no material grievance or arbitration arising out of any Splitco Collective Bargaining Agreement or other grievance procedure; (d) no material charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (e) Liberty (with respect to the Splitco Business only), Splitco and their Subsidiaries have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, affirmative action, occupational safety and health, immigration and the withholding and payment of social security and other taxes, and no claim to the contrary has been made by any employee or Governmental Authority.

        (b)   Since January 1, 2007, neither Liberty, Splitco nor any of their Subsidiaries or Affiliates has effected any of the following with respect to an employee of Splitco or any of its Subsidiaries: (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility. None of the Transactions or any of the actions taken by Liberty or its Affiliates prior to the Split-Off Effective Time or Splitco and its Subsidiaries after the Split-Off Effective Time in preparation for the Closing have or will result in plant closing or mass layoff under the WARN Act.

        SECTION 4.11 Environmental Matters.

        (a)   The RSN Splitco Business is currently being conducted in compliance in all material respects with, and, since February 27, 2008 has been conducted in compliance in all material respects with, all applicable Environmental Laws. The Non-RSN Splitco Business is currently being conducted in compliance in all material respects with, and, since January 1, 2007 has been conducted in compliance in all material respects with, all applicable Environmental Laws.

        (b)   Except as would not reasonably be expected to form the basis of any material Environmental Claim against the RSN Splitco Business, since February 27, 2008, the RSN Splitco Business has not disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises currently or formerly owned or leased by Splitco or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents. Except as would not reasonably be expected to form the basis of any material Environmental Claim against the Non-RSN Splitco Business, since January 1, 2007, the

Non-RSN Splitco Business has not disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises currently or formerly owned or leased by Splitco or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents.

        (c)   Since February 27, 2008, the operations of the RSN Splitco Business have not resulted in any Release of Hazardous Materials at or from any location currently owned or formerly owned or operated by Splitco or any of its Subsidiaries that requires cleanup that has not been completed to the satisfaction of the relevant Governmental Authority or would reasonably be expected to form the basis of any material Environmental Claim against the RSN Splitco Business. Since January 1, 2007, the operations of the Non-RSN Splitco Business have not resulted in any Release of Hazardous Materials at or from any location currently owned or formerly owned or operated by Splitco or any of its Subsidiaries that requires cleanup that has not been completed to the satisfaction of the relevant Governmental Authority or would reasonably be expected to form the basis of any material Environmental Claim against the Non-RSN Splitco Business.

        (d)   The RSN Splitco Business is not subject to, and, since February 27, 2008, none of Splitco or its Subsidiaries has received written notice of, any existing, pending, or, to the Knowledge of Liberty, threatened material Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated as part of the RSN Splitco Business. The Non-RSN Splitco Business is not subject to, and, since January 1, 2007, none of Splitco or its Subsidiaries has received written notice of, any existing, pending, or, to the Knowledge of Liberty, threatened material Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated as part of the Non-RSN Splitco Business.

        SECTION 4.12 Contracts.

        (a)   Set forth in Section 4.12(a) of the Liberty Disclosure Schedule is a list of (x) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act with respect to Splitco as the registrant or the Splitco Form S-4 if such registration statement or report was filed by Splitco with the SEC on the date hereof and after giving effect to the transactions contemplated by the Reorganization Agreement, and (y) each of the following to which Liberty (only as such Contracts or agreements relate to the Splitco Business), Splitco or any of their respective Subsidiaries is a party:

            (i)  each advertising and sponsorship Contract pursuant to which payment of more than $200,000 annually is required to be paid to Liberty, Splitco or any of their Subsidiaries;

           (ii)  each Contract entered into (A) since January 1, 2007 with respect to a Non-RSN Splitco Business and (B) since February 27, 2008 with respect to the RSN Splitco Business, providing for the acquisition, sale, lease or other disposition of a material portion of the assets (by merger, purchase or sale of stock or assets or otherwise) of Liberty, Splitco or any of their Subsidiaries other than in the ordinary course of business;

          (iii)  each material Contract relating to the production or licensing of any programming for (A) any Splitco RSN Network (including each material definitive rights agreement relating to the telecast of professional, collegiate conference, university or high school sports teams or any sports related tournaments or events on any Splitco RSN Network) or (B) the GSN Network (including each material license agreement relating to the telecast of game shows or other programming content on the GSN Network);

          (iv)  each affiliation, distribution, carriage or similar agreement between Liberty, Splitco or any of their Subsidiaries (or under which Liberty, Splitco or any of their Subsidiaries is bound or is liable or pursuant to which Liberty, Splitco or any of their Subsidiaries or any of their properties or assets is subject) and any of its affiliates, distributors, carriers, over-the-air broadcast operators and multichannel video programming distributors, in which such affiliate, distributor, carrier or operator accounts for at least (A) 100,000 subscribers to a Splitco RSN Network or (B) with respect to the GSN Network, 250,000 subscribers;

           (v)  each Contract pursuant to which Liberty, Splitco or any of their Subsidiaries is obligated (or assuming performance of any Contract in effect at the date hereof, would be obligated) to any Person for payments in respect of capital expenditures in excess of $500,000;

          (vi)  each currently effective joint venture or partnership or similar agreement and each Contract providing for the formation of a joint venture, limited liability company, long-term alliance or partnership with a third party (for purposes hereof, with respect to Splitco and its Subsidiaries, a third party shall include Liberty and any of its Subsidiaries that are not related to the Splitco Business) or involving an equity investment;

         (vii)  each currently effective Contract (including any employment agreements) which (A) materially restricts the ability of Liberty, Splitco or any of their Subsidiaries or any of their Affiliates or the Splitco Business to engage in any business activity in any geographic area or line of business following the Closing or (B) materially restricts the ability of Liberty, Splitco or any of their Subsidiaries or any of their Affiliates or the Splitco Business to compete with any Person following the Closing;

        (viii)  each Contract (or group of related Contracts) under which there has been created, incurred, assumed, or guaranteed any indebtedness, or that relates to the lending or advancing of amounts or investment in any other Person, in each case, in excess of $200,000, or providing for the creation of any Lien securing an obligation likely to exceed $200,000 upon any asset of Liberty, Splitco or any of their Subsidiaries;

          (ix)  each lease, sublease or similar agreement relating to tangible personal property used or held for use in the Splitco Business, for an annual rent in excess of $200,000, or agreement regarding the purchase of real property;

           (x)  any currently effective Contract concerning the marketing or distribution by third parties of any products or services of the Splitco Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services) involving sales of products of more than $200,000 annually;

          (xi)  any other currently effective Contract which was entered into other than in the ordinary course of business involving payments to or from third parties in excess of $500,000 over the remaining term of such Contract;

         (xii)  each satellite and transponder agreement to which Liberty, Splitco or any of their Subsidiaries is a party or pursuant to which Liberty, Splitco or any of their Subsidiaries or under which Liberty, Splitco or any of their Subsidiaries is bound or is liable or pursuant to which Liberty, Splitco or any of their Subsidiaries or any of its properties or assets is subject;

        (xiii)  each Contract with (A) any Governmental Authority, (B) director or officer of Liberty, Splitco or any of their respective Subsidiaries or (C) Liberty or its Affiliates, on the one hand, and Splitco or its Affiliates, on the other hand;

        (xiv)  each voting agreement or registration rights agreement; and

         (xv)  each commitment or agreement to enter into any of the foregoing.

        (b)   Each of the Contracts and other documents required to be listed in Section 4.12(a) of the Liberty Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 6.2, is referred to herein as a "Splitco Material Contract". Liberty has made available to DIRECTV or its Representatives correct and complete copies of all such Splitco Material Contracts with all amendments thereto. Each such Splitco Material Contract is valid, binding and enforceable against Liberty, Splitco or any of their respective Subsidiaries and the other parties thereto in accordance with its terms and is in full force and effect, subject to expiration in accordance with its terms. Except as set forth in Section 4.12(b) of the Liberty Disclosure Schedule, none of Liberty, Splitco or any of their respective Subsidiaries is in material default under or in material breach of any such Splitco Material Contract, and no event has occurred that, with notice or lapse of time, or both, would constitute such a material default. Except as set forth in Section 4.12(b) of the Liberty Disclosure Schedule, each of the other parties to the Splitco Material Contracts has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Splitco Material Contract, and to the Knowledge of Liberty, no event has occurred that, with notice or lapse of time, or both, would constitute such a material default.

        SECTION 4.13 Real Estate.

        (a)   None of Splitco or any of its Subsidiaries owns or has owned any real property.

        (b)   Each of Splitco and its Subsidiaries has good and valid leasehold interests in all real property leased or subleased by Splitco or any of its Subsidiaries (the "Splitco Leased Real Property"), except for any such Splitco Leased Real Property which is no longer used or useful in the conduct of the Splitco Business. Section 4.13(b) of the Liberty Disclosure Schedule sets forth a list of all Splitco Leased Real Property.

        (c)   Each of Splitco and its Subsidiaries has complied in all material respects with the terms of all lease or sublease agreements pursuant to which a Splitco Leased Real Property is leased or subleased (the "Splitco Real Property Leases") to which it is a party and under which it is in occupancy, and all such Splitco Real Property Leases are in full force and effect. Section 4.13(c) of the Liberty Disclosure Schedule sets forth a complete list, as of the date hereof, of all the Splitco Real Property Leases. Each of Splitco or its Subsidiaries, as applicable, enjoy peaceful and undisturbed possession under all of the Splitco Real Property Leases and there are no existing material defaults beyond any applicable grace periods under the Splitco Real Property Leases.

        SECTION 4.14 Intellectual Property.

        (a)   Section 4.14(a)(i) of the Liberty Disclosure Schedule sets forth a list of all patents, patent applications, registered trademarks, material unregistered trademarks, registered copyrights and Internet domain name registrations that are, as of the date of this Agreement, owned by Splitco and its Subsidiaries (the "Splitco Owned Intellectual Property"). Splitco and its Subsidiaries own the Splitco Owned Intellectual Property, free and clear of all Liens and have the exclusive right to use and sublicense, without payment to any other Person, all of the Splitco Owned Intellectual Property. As of the date hereof, no license relating to any of the Splitco Owned Intellectual Property has been granted, except as provided in Section 4.14(a)(ii) of the Liberty Disclosure Schedule, and except for Customer Agreements entered into in the ordinary course of business.

        (b)   Section 4.14(b) of the Liberty Disclosure Schedule sets forth a list that includes all material Intellectual Property that is held for use under license by Splitco and its Subsidiaries as of the date hereof, including the right to use Intellectual Property related to FOX Sports Net in connection with the operation of the RSN Splitco Business (the "Splitco Licensed Intellectual Property"). As of the date hereof, neither Liberty, Splitco nor any of their respective Subsidiaries have given or received any notice of material default or of any event which with the lapse of time would constitute a material default under any material agreement relating to the Splitco Licensed Intellectual Property; neither

Liberty, Splitco nor any of their respective Subsidiaries, nor, to the Knowledge of Liberty, any other Person, currently is in material default under any such agreement.

        (c)   To the Knowledge of Liberty, as of the date hereof, no third party is infringing in any material respect a proprietary right in any Splitco Owned Intellectual Property. To the Knowledge of Liberty, the use of any Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property in connection with the Splitco Business as currently conducted does not materially infringe upon, misappropriate, violate or conflict in any way with any material Intellectual Property rights of any Person.

        (d)   Except as set forth in Section 4.14(d) of the Liberty Disclosure Schedule, there is no pending or, to the Knowledge of Liberty, threatened material claim (i) challenging the validity or enforceability of, or contesting Splitco's or any of its Subsidiaries' right to make, sell, offer to sell, and/or use any of the Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property; (ii) challenging the validity or enforceability of any agreement relating to the Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property; or (iii) asserting that the manufacture, sale, offer of sale, and/or use of any Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property infringes upon, misappropriates, violates or conflicts in any way with the Intellectual Property rights of any Person.

        (e)   The making, using, selling, offering to sell, or other implementation of any apparatus, systems, processes, methods, or other technologies (and/or combination thereof) used in or necessary for operation and conducting of the Splitco Business as currently conducted do not infringe upon, misappropriate, violate, or conflict in any way with the material Intellectual Property rights of any Person.

        SECTION 4.15 Affiliate Transactions.    Except for the Transaction Agreements, Section 4.15 of the Liberty Disclosure Schedule sets forth, as of the date hereof, all material Contracts and all material allocations, obligations, transactions or other arrangements (oral or written) between Liberty or any of its Affiliates (other than Splitco or any of its Subsidiaries), on the one hand, and Splitco or any of its Subsidiaries, on the other hand, that, in each case, shall be in effect following the Closing (other than any Contract, allocation, obligation, transaction or arrangement to which DIRECTV or any of its Subsidiaries is a party).

        SECTION 4.16 Absence of Operations; Sufficiency of Assets.

        (a)   Prior to the Split-Off Effective Time, Splitco has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party).

        (b)   At the Merger Effective Time, the assets of Splitco and its Subsidiaries will be sufficient to permit Splitco and its Subsidiaries to conduct immediately following the Merger Effective Time the Splitco Business in all material respects in the manner as the Splitco Business was being conducted as of the date hereof.

        SECTION 4.17 Operations of the Splitco Business.    Except as set forth in Section 4.17 of the Liberty Disclosure Schedule, (a) since December 31, 2008 and through the date of this Agreement, the Splitco Business has been conducted in the ordinary course of business consistent with past practice and there has not been since such date the occurrence of any fact, event or circumstance described in Sections 6.2(a)(iii), (iv), (vi), (vii), (viii)(A) or (E), (x), (xii), (xiv), (xv), (xvi), (xvii) or (xviii) and (b) since December 31, 2008, there has not been the occurrence of any fact, event or circumstance described in Sections 6.2(a)(i) or (ii).

 ARTICLE V
Representations and Warranties of DIRECTV

        Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by DIRECTV to Liberty and Splitco simultaneously with the execution of this Agreement (the "DIRECTV Disclosure Schedule"), DIRECTV represents and warrants to Liberty and Splitco:

        SECTION 5.1 Organization, Standing and Corporate Power.

        (a)   Each of DIRECTV, Holdings, Merger Sub One and Merger Sub Two is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on DIRECTV ("DIRECTV Material Adverse Effect").

        (b)   Section 5.1(b) of the DIRECTV Disclosure Schedule lists all Subsidiaries of DIRECTV together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly-owned by DIRECTV, the percentage owned by DIRECTV, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of DIRECTV. Except as set forth in Section 5.1(b) of the DIRECTV Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of DIRECTV have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by DIRECTV free and clear of all Liens. Except as set forth in Section 5.1(b) of the DIRECTV Disclosure Schedule, DIRECTV does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   DIRECTV has delivered to Liberty correct and complete copies of its certificate of incorporation and bylaws (the "DIRECTV Charter Documents") and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the "DIRECTV Subsidiary Documents"), in each case as amended to the date of this Agreement. All such DIRECTV Charter Documents and DIRECTV Subsidiary Documents are in full force and effect and neither DIRECTV nor any of its Subsidiaries is in violation of any of their respective provisions.

        (d)   DIRECTV has caused Holdings to be organized under the Laws of the State of Delaware and owns all of the capital stock of Holdings. The authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $0.01 per share, of which one share has been issued to DIRECTV, which share is validly issued, fully paid and nonassessable, and is owned by DIRECTV free and clear of any Liens. Except as set forth in this Section 5.1(d) and as contemplated by this Agreement and the Transaction Agreements, there are no shares of capital stock, voting securities or equity interests of Holdings issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Holdings, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of Holdings. There are no outstanding obligations of Holdings to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Holdings.

        (e)   DIRECTV has caused Holdings to organize, and Holdings has organized, Merger Sub One and Merger Sub Two under the Laws of the State of Delaware. The authorized capital stock of Merger Sub One consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdings free and clear of any Liens. The authorized capital stock of Merger Sub Two consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdings free and clear of any Liens. Except as set forth in this Section 5.1(e), there are no shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two, including any representing the right to purchase or otherwise receive any capital stock of Merger Sub One or Merger Sub Two. There are no outstanding obligations of Merger Sub One or Merger Sub Two to repurchase, redeem or otherwise acquire any shares of its own capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests).

        SECTION 5.2 Capitalization.

        (a)   The authorized capital stock of DIRECTV consists of 3,000,000,000 shares of DIRECTV Common Stock, 275,000,000 shares of Class B common stock, par value $0.01 per share (the "DIRECTV Class B Common Stock"), 800,000,000 shares of excess stock, par value $0.01 per share (the "DIRECTV Excess Stock") and 9,000,000 shares of preferred stock, par value $0.01 per share (the "DIRECTV Preferred Stock"). At the close of business on April 30, 2009, (i) 1,008,557,284 shares of DIRECTV Common Stock were issued and outstanding, (ii) 121,611 shares of DIRECTV Common Stock were held by DIRECTV in its treasury, (iii) 74,769,205 shares of DIRECTV Common Stock were reserved for issuance under the DIRECTV Stock Plans (of which 39,843,304 shares of DIRECTV Common Stock were subject to either outstanding options to purchase, or restricted stock units with respect to, shares of DIRECTV Common Stock granted under the DIRECTV Stock Plan), (iv) no shares of DIRECTV Preferred Stock were issued or outstanding, (v) no shares of DIRECTV Class B Common Stock were issued or outstanding, and (vi) no shares of DIRECTV Excess Stock were issued or outstanding. All outstanding shares of DIRECTV Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 5.2(a) of the DIRECTV Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options or other rights to purchase or receive shares of DIRECTV Common Stock granted under the DIRECTV Stock Plans or otherwise, and, for each such option or other right, (A) the number of shares of DIRECTV Common Stock subject thereto and the exercise price thereof, and (B) the grant date thereof and (y) a correct and complete list of all outstanding options to purchase shares of DIRECTV Common Stock granted under the DIRECTV Stock Plans since January 1, 2008, including the number of shares of DIRECTV Common Stock subject thereto, the exercise price thereof, the terms of vesting, the grant and expiration dates thereof and the name of the holder thereof. All DIRECTV Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of DIRECTV Common Stock on the date of grant. Since April 30, 2009, DIRECTV has not issued any shares of DIRECTV capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of DIRECTV capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding options referred to above in this Section 5.2(a).

        (b)   There are no outstanding obligations of DIRECTV or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of DIRECTV.

        (c)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of DIRECTV or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for,

securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of DIRECTV or any of its Subsidiaries may vote.

        SECTION 5.3 Authority; Noncontravention; Voting Requirements.

        (a)   DIRECTV has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the DIRECTV Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by DIRECTV of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by DIRECTV's Board of Directors and the Special Committee of DIRECTV's Board of Directors, and except for obtaining the DIRECTV Stockholder Approval for the adoption of this Agreement, including the DIRECTV Merger, no other corporate action on the part of DIRECTV is necessary to authorize the execution, delivery and performance by DIRECTV of this Agreement, each of the other Transaction Agreements to which it is a party and the consummation by it of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party have been duly executed and delivered by DIRECTV and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of DIRECTV, enforceable against DIRECTV in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        (b)   Except as set forth in Section 5.3(b) of the DIRECTV Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by DIRECTV nor the consummation by DIRECTV of the Transactions, nor compliance by DIRECTV with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the DIRECTV Charter Documents or any provision of the DIRECTV Subsidiary Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of DIRECTV or any of its Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which DIRECTV or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect;

          (iii)  assuming the approvals required under Section 5.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to DIRECTV or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Splitco Form S-4, the Holdings Form S-4 and a proxy statement relating to the DIRECTV Stockholders Meeting (as amended or supplemented from time to time, the "DIRECTV Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of NASDAQ, (B) the filing of the DIRECTV Certificate of Merger with the

  Secretary of State of the State of Delaware pursuant to the DGCL, (C) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions and (D) approval of the Transactions under the Communications Act (the "DIRECTV FCC Approvals" and collectively with the Liberty FCC Approvals and the Splitco FCC Approvals, the "Requisite FCC Approvals") and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect.

        (c)   At a meeting of the Board of Directors of DIRECTV duly called and held, those directors of DIRECTV voting upon the following matters and constituting a majority of the entire Board of Directors of DIRECTV unanimously (i) approved and declared advisable this Agreement, including the DIRECTV Merger, each of the other Transaction Agreements to which DIRECTV is a party and the Transactions, and (ii) resolved to recommend that the stockholders of DIRECTV adopt this Agreement (subject to Section 6.5).

        (d)   The affirmative vote (in person or by proxy) of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of DIRECTV which is legally required to adopt this Agreement; provided, however, that in addition to the foregoing, DIRECTV shall require the affirmative vote (in person or by proxy), voting together as a separate class at the DIRECTV Stockholders Meeting or any adjournment or postponement thereof, of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting, excluding (i) the holders of the Liberty DIRECTV Shares and (ii) any shares of DIRECTV Common Stock that are Beneficially Owned by a director or officer of Liberty, Dr. Malone or any Affiliate of Dr. Malone, to adopt this Agreement (collectively, the "DIRECTV Stockholder Approval").

        (e)   Each of Holdings, Merger Sub One and Merger Sub Two has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the consent of their respective sole stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Holdings, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of Holdings, Merger Sub One and Merger Sub Two of the Transactions, have been duly authorized and approved by their respective Boards of Directors, and except for obtaining the consent of their respective sole stockholders for the adoption of this Agreement and each of the other Transaction Agreements to which it is a party, no other corporate action on the part of Holdings, Merger Sub One or Merger Sub Two is necessary to authorize the execution, delivery and performance by Holdings, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of Holdings, Merger Sub One and Merger Sub Two of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party has been duly executed and delivered by each of Holdings, Merger Sub One and Merger Sub Two and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Holdings, Merger Sub One and Merger Sub Two, enforceable against each of Holdings, Merger Sub One and Merger Sub Two in accordance with their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        SECTION 5.4 DIRECTV SEC Documents; Liabilities.

        (a)   As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by DIRECTV under the Securities Act or under the Exchange Act (the "DIRECTV SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of such DIRECTV SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the DIRECTV SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of DIRECTV and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal, recurring year-end adjustments in each case in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein) (none of which are material, individually or in the aggregate, to the Knowledge of DIRECTV). Since January 1, 2008, DIRECTV has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC.

        (b)   Since March 31, 2009, except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, (i) the business of DIRECTV and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a DIRECTV Material Adverse Effect, (iii) no Subsidiary of DIRECTV has redeemed any ownership interests in any Subsidiary of DIRECTV, (iv) neither DIRECTV nor a Subsidiary of DIRECTV has waived, released, compromised or settled any right or claim of substantial value to such Subsidiary or any other Person and (v) neither DIRECTV nor a Subsidiary of DIRECTV has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices.

        (c)   There are no Liabilities of DIRECTV and its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the DIRECTV SEC Documents; and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008 that have not had and could not reasonably be expected to have, individually or in the aggregate, a DIRECTV Material Adverse Effect.

        SECTION 5.5 Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of DIRECTV specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in (a) the Splitco Form S-4 and the Holdings Form S-4 will, at the time (i) that each of the Splitco Form S-4 and the Holdings Form S-4, or any amendments or supplements thereto, are filed with the SEC, (ii) that each of the Splitco Form S-4 and the Holdings Form S-4 becomes effective under the Securities Act, (iii) of the DIRECTV Stockholders Meeting, (iv) of the Liberty Stockholders Meeting, (v) of the DIRECTV Merger and (v) of the Splitco Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the DIRECTV Proxy Statement will, on the date it is first mailed to DIRECTV stockholders and at the time of the DIRECTV Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. The DIRECTV Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, DIRECTV makes no representation or warranty with respect to information supplied by or on behalf of Liberty or Splitco for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 5.6 Brokers and Other Advisors.    Except for Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by DIRECTV, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of DIRECTV or any of its Subsidiaries. DIRECTV has heretofore delivered to Liberty a correct and complete copy of DIRECTV's engagement letter with Morgan Stanley & Co. Incorporated, which letter describes all fees payable to Morgan Stanley & Co. Incorporated in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Morgan Stanley & Co. Incorporated (as amended, the "DIRECTV Engagement Letter").

        SECTION 5.7 State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to DIRECTV is applicable to the Transactions.

        SECTION 5.8 DIRECTV Takeover Proposals.    As of the date of this Agreement, within the past two (2) years there have been no DIRECTV Takeover Proposals.

        SECTION 5.9 Legal Proceedings.

        (a)   Other than Actions of the type contemplated by Section 5.9(b) and judgments, decrees, written agreements, memoranda of understanding or orders of Governmental Authorities of the type contemplated by Section 5.9(c), except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, (i) there are no Actions pending or, to the Knowledge of DIRECTV, threatened against DIRECTV, or any of its Subsidiaries, by or before any Governmental Authority, and (ii) there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against DIRECTV or any of its Subsidiaries, except, in each case, for any such Action, judgment, decree, injunction, ruling or order that, individually or in the aggregate, would not reasonably be expected to have a DIRECTV Material Adverse Effect.

        (b)   As of the date of this Agreement, there is no Action pending or, to the Knowledge of DIRECTV, threatened against DIRECTV or any of its Subsidiaries that seeks, or would reasonably be expected, to prohibit or restrain the ability of DIRECTV to enter into this Agreement or any of the Transaction Agreements to which it is a party or to timely consummate the Transactions.

        (c)   As of the date of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against DIRECTV or any of its Subsidiaries which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

        SECTION 5.10 Compliance With Laws.    Except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, DIRECTV and its Subsidiaries are (and since January 1, 2008 have been) in compliance in all material respects with all material Laws applicable to DIRECTV. Except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, since January 1, 2008, none of DIRECTV or any of its Subsidiaries has received any material notice from any Governmental Authority that DIRECTV's business has been or is being conducted in material violation of any applicable material Law or that an investigation or inquiry into any noncompliance with any applicable material Law is ongoing, pending or, to the Knowledge of DIRECTV, threatened. This Section 5.10 does not relate to matters with respect to Taxes, which are the subject of Section 5.11.

        SECTION 5.11 Tax Matters.    Except as would not reasonably be expected to have a DIRECTV Material Adverse Effect:

        (a)   All Tax Returns required to be filed with any Taxing Authority by or on behalf of DIRECTV or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (iii) all Taxes due and payable by DIRECTV or any of its Subsidiaries have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim has been made by any Taxing Authority in a jurisdiction where DIRECTV or any of its Subsidiaries does not file a Tax Return that DIRECTV or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (v) there are no Liens on any of the assets of DIRECTV or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable);

        (b)   Each of DIRECTV and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of any amount of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws;

        (c)   (i) No outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to DIRECTV or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against DIRECTV or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled;

        (d)   Except as set forth in Section 5.11(d) of the DIRECTV Disclosure Schedule, none of DIRECTV or any of its Subsidiaries (i) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was DIRECTV (a "DIRECTV Affiliated Group"), (ii) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is DIRECTV or any of its Subsidiaries (a "DIRECTV Combined Group"), (iii) is a party to any tax sharing, tax allocation or tax indemnification agreement or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a DIRECTV Affiliated Group or a DIRECTV Combined Group;

        (e)   No waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for DIRECTV or any of its Subsidiaries;

        (f)    None of DIRECTV and any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

        (g)   Neither DIRECTV nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to DIRECTV or any of its Subsidiaries after the Closing (other than any rulings related to the Transactions).

        SECTION 5.12 Opinion of Financial Advisor.    DIRECTV has received an opinion (the "DIRECTV Fairness Opinion") of Morgan Stanley & Co. Incorporated, financial advisors to DIRECTV to the effect that on the date hereof, taking into account the Transactions, the DIRECTV Exchange Ratio is fair, from a financial point of view, to the holders of DIRECTV Common Stock (other than Liberty, Dr. Malone or any of their respective Affiliates).

        SECTION 5.13 No Liberty Entertainment Interest.    DIRECTV does not Beneficially Own any shares of Liberty Entertainment Common Stock or any options or other rights to purchase or receive shares of Liberty Entertainment Common Stock. DIRECTV has not entered into or acquired any derivative contract with respect to any shares of Liberty Entertainment Common Stock or entered into any other hedging or other similar transaction that has the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Liberty Entertainment Common Stock (collectively, a "Liberty Entertainment Interest").

        SECTION 5.14 No Splitco Interest.    DIRECTV does not Beneficially Own any shares of Splitco Common Stock or any options or other rights to purchase or receive shares of Splitco Common Stock. DIRECTV has not entered into or acquired any derivative contract with respect to any shares of Splitco Common Stock or entered into any other hedging or other similar transaction that has the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Splitco Common Stock (collectively, a "Splitco Interest").

        SECTION 5.15 Absence of Operations.    Each of Holdings, Merger Sub One and Merger Sub Two has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party).

        SECTION 5.16 Investigation; Reliance.    DIRECTV hereby acknowledges and agrees that neither Liberty nor Splitco makes any representations or warranties to DIRECTV, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. DIRECTV hereby expressly acknowledges and agrees that, except in the case of fraud or willful breach, none of Liberty, Splitco nor any Person will have or be subject to any liability to DIRECTV or any other Person resulting from any statements or communications by Liberty, Splitco or any of their respective Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, the Splitco Business, Splitco or any of its Subsidiaries (including any of the assets or liabilities of the Splitco Business, Splitco or any of its Subsidiaries), including any information, document or material made available in any offering memorandum, in any "data room," in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Agreements.

ARTICLE VI
Additional Covenants and Agreements

        SECTION 6.1 Preparation of the Splitco Form S-4, the Holdings Form S-4 and Proxy Statements; Stockholder Meetings.

        (a)   Prior to filing any amendment or supplement after the date hereof to the Liberty Proxy Statement, Liberty will provide DIRECTV with reasonable opportunity to review and comment on any portions thereof that relate to the Transactions, Splitco or DIRECTV. If at any time prior to the Split-Off Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty or DIRECTV which should be set forth in an amendment or supplement to the Liberty Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Liberty Common Stock. Liberty shall promptly notify DIRECTV of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Liberty Proxy Statement or for additional information and shall supply DIRECTV with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Liberty Proxy Statement. Liberty shall mail the Liberty Proxy Statement to the holders of Liberty Entertainment Common Stock as promptly as practicable after the Splitco Form S-4 is declared effective under the Securities Act.

        (b)   As soon as practicable following the date of this Agreement, Liberty and Splitco shall prepare, and DIRECTV shall assist and contribute to such preparation, and Splitco shall file with the SEC an amendment to the Splitco Form S-4, in which the Liberty Proxy Statement will be included as a prospectus. Each of Liberty and Splitco shall use its reasonable best efforts to have the Splitco Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Splitco Form S-4 effective for so long as necessary to consummate the Split-Off. Splitco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Splitco Common Stock in the Split-Off, and Liberty shall furnish all information concerning Liberty and the holders of shares of Liberty Entertainment Common Stock as may be reasonably requested by Splitco in connection with any such action. No filing of, or amendment or supplement to, the Splitco Form S-4 will be made without DIRECTV's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing DIRECTV a reasonable opportunity to review and comment thereon. If at any time prior to the Split-Off Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty, Holdings, Splitco or DIRECTV which should be set forth in an amendment or supplement to the Splitco Form S-4, so that the Splitco Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Liberty Entertainment Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Splitco Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Splitco Form S-4 or the Transactions and (y) all orders of the SEC relating to the Splitco Form S-4.

        (c)   As soon as practicable following the date of this Agreement, DIRECTV shall prepare and file with the SEC the DIRECTV Proxy Statement. Prior to filing the DIRECTV Proxy Statement or any amendment or supplement thereto, DIRECTV will provide Liberty with reasonable opportunity to review and comment on such proposed filing. If at any time prior to the DIRECTV Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty or DIRECTV which should be set forth in an amendment or supplement to the DIRECTV Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of DIRECTV Common Stock. DIRECTV shall promptly notify Liberty of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the DIRECTV Proxy Statement or for additional information and shall supply Liberty with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the DIRECTV Proxy Statement. DIRECTV shall mail the DIRECTV Proxy Statement to the holders of DIRECTV Common Stock as promptly as practicable after the Holdings Form S-4 is declared effective under the Securities Act.

        (d)   As soon as practicable following the date of this Agreement, DIRECTV and Holdings shall prepare, and Liberty and Splitco shall assist and contribute to such preparation, and Holdings shall file with the SEC the Holdings Form S-4, in which the DIRECTV Proxy Statement will be included as a prospectus. Each of Holdings and DIRECTV shall use its reasonable best efforts to have the Holdings

Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Holdings Form S-4 effective for so long as necessary to consummate the Transactions. Holdings shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Holdings Common Stock in the Mergers, and Liberty, Splitco and DIRECTV, as applicable, shall furnish all information concerning Splitco and DIRECTV and the holders of shares of Splitco Common Stock and DIRECTV Common Stock as may be reasonably requested by Holdings in connection with any such action. No filing of, or amendment or supplement to, the Holdings Form S-4 will be made without Liberty's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing Liberty a reasonable opportunity to review and comment thereon. If at any time prior to the DIRECTV Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty, Splitco or DIRECTV which should be set forth in an amendment or supplement to the Holdings Form S-4, so that the Holdings Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of DIRECTV Common Stock and (A) if the Split-Off Effective Time has not yet occurred, the holders of Liberty Entertainment Common Stock or (B) if the Split-Off Effective Time has occurred, the holders of Splitco Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Holdings Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Holdings Form S-4 or the Transactions and (y) all orders of the SEC relating to the Holdings Form S-4. Notwithstanding the foregoing, Liberty, Splitco, Holdings and DIRECTV shall discuss the possibility to and, if practicable, shall jointly prepare and for Holdings and Splitco to jointly file with the SEC a registration statement on Form S-4, in which the Liberty Proxy Statement and DIRECTV Proxy Statement will be included as a prospectus in which case the obligations set forth in Sections 6.1(c) and 6.1(d) shall apply to such joint Form S-4, as applicable.

        (e)   DIRECTV shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its stockholders (the "DIRECTV Stockholders Meeting") for the purpose of obtaining the DIRECTV Stockholder Approval. Subject to Section 6.5(c) hereof, DIRECTV shall recommend to its stockholders, through its Board of Directors, adoption of this Agreement (the "DIRECTV Board Recommendation"). Without limiting the generality of the foregoing (but subject to DIRECTV's rights pursuant to Section 6.5), DIRECTV's obligations pursuant to the first sentence of this Section 6.1(d) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to DIRECTV of any DIRECTV Takeover Proposal or (B) the withdrawal or modification of (x) the DIRECTV Board Recommendation, (y) such Board of Directors' approval of, or the DIRECTV Special Committee's recommendation that such Board of Directors approve, the DIRECTV Merger or (z) the DIRECTV Fairness Opinion. The DIRECTV Proxy Statement shall include (subject to Section 6.5(c) hereof) the DIRECTV Board Recommendation.

        (f)    Liberty shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of Liberty Common Stock (the "Liberty Stockholders Meeting"),which shall serve as Liberty's annual meeting for 2009 and shall also be held for the purpose of obtaining the Liberty Stockholder Approval. Subject to Section 6.4(c) hereof, Liberty through its Board of Directors shall recommend (the "Liberty Board Recommendation") that the holders of Liberty

Entertainment Common Stock (i) approve the Split-Off pursuant to the Class Approval and (ii) approve (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (B) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (C) this Agreement and the transactions contemplated hereby (including the Splitco Merger) pursuant to the Minority Approval. Without limiting the generality of the foregoing (but subject to Liberty's rights pursuant to Section 6.4), Liberty's obligations pursuant to the first sentence of this Section 6.1(e) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Liberty of any Splitco Takeover Proposal or (B) the withdrawal or modification of (x) the Liberty Board Recommendation, (y) such Board of Directors' approval of the Transaction Agreements or the Transactions or (z) the Liberty Fairness Opinion. The Liberty Proxy Statement shall include (subject to Section 6.4(c) hereof) the Liberty Board Recommendation.

        (g)   DIRECTV and Liberty intend to hold the DIRECTV Stockholders Meeting and the Liberty Stockholders Meeting, respectively, on the same date, to the extent practicable.

        SECTION 6.2 Conduct of Business by Splitco and Liberty Pending the Transactions.

        (a)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the Merger Effective Time, each of Liberty (with respect to the Splitco Business only) and Splitco shall, and shall cause each of their respective Subsidiaries to, (w) conduct its business in the ordinary course of business consistent in all material respects with past practice, (x) comply in all material respects with all applicable material Laws and the material requirements of all Splitco Material Contracts, (y) use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Merger Effective Time, and (z) keep in full force and effect all material insurance policies maintained, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as (x) expressly permitted by this Agreement (including in connection with the Restructuring or pursuant to Section 2.4 of the Liberty Disclosure Schedule) or any of the other Transaction Agreements, (y) required by applicable Law or (z) set forth in Section 6.2(a) of the Liberty Disclosure Schedule, during the period from the date of this Agreement to the Merger Effective Time, each of Liberty (with respect to the Splitco Business only) and Splitco shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of DIRECTV:

            (i)  (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Liberty Entertainment Common Stock, Splitco's capital stock, Splitco's voting securities or Splitco's equity interests or capital stock, voting securities or equity interests of any Subsidiary of Splitco of any class, or any subscriptions, options, calls, warrants, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Liberty (with respect to Liberty Entertainment), Splitco or any of Splitco's Subsidiaries, other than (w) issuances of shares of Series A Liberty Entertainment Common Stock or Series A Splitco Common Stock upon the conversion of shares of Series B Liberty Entertainment Common Stock or Series B Splitco Common Stock, as applicable, (x) pursuant to Section 2.4 of this Agreement, (y) pursuant to a Liberty Entertainment Equity Award granted under a Liberty Stock Plan, which Liberty Entertainment Equity Award (1) is outstanding on the date of this Agreement or is granted following the date hereof to a Transferred Employee as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule and (2) is issued in accordance with the terms thereof (but as modified in order to be consistent with the limitation of Section 2.4) or (z) pursuant to a Splitco Equity Award granted under a Splitco Stock Plan, which Splitco Equity Award (1) was issued in accordance with Section 2.4 or is granted following the Split-Off Effective

  Time to a Transferred Employee as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule and (2) is issued in accordance with the terms thereof; provided, that, notwithstanding anything to the contrary herein, each of Liberty and Splitco may not issue any shares of Series B Liberty Entertainment Common Stock or Series B Splitco Common Stock, as applicable, pursuant to a Liberty Entertainment Equity Award or Splitco Equity Award; (B) redeem, purchase or otherwise acquire any of the Liberty Entertainment Common Stock or Splitco's outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of their capital stock, voting securities or equity interests except for acquisitions or deemed acquisitions of Liberty Entertainment Common Stock or shares of Splitco capital stock in connection with the payment of the exercise price of, or in connection with the payment of any withholding tax with respect to the exercise or settlement of, any Liberty Entertainment Equity Awards or Splitco Equity Awards with Liberty Entertainment Common Stock or shares of capital stock of Splitco or the repurchase or reacquisition of any shares of Liberty Entertainment Common Stock that are Liberty Entertainment Restricted Shares in accordance with the terms of the Liberty Entertainment Equity Awards or any shares of Splitco Common Stock that are Splitco Restricted Shares in accordance with the terms of the Splitco Equity Awards; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Liberty Entertainment Common Stock or Splitco's capital stock or otherwise make any payments to holders of Liberty Entertainment Common Stock or Splitco's stockholders in their capacity as such (other than (x) dividends to holders of Liberty Entertainment Common Stock in cash if such cash is not generated from the Splitco Business, subject to compliance with Section 1.5 of the Reorganization Agreement, and (y) distributions of securities of any Subsidiary of Liberty that does not own or hold any Splitco Assets so long as such distribution would not reasonably be expected to impede or delay, in any material respect, the consummation of the Transactions or create any Liability with respect to the Splitco Business); (D) split, combine, subdivide or reclassify any shares of Liberty Entertainment Common Stock or Splitco capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Liberty Stock Plans or Splitco Stock Plans or any agreement evidencing any stock option or other right to acquire capital stock of Liberty Entertainment or Splitco or any restricted stock purchase agreement or any similar or related contract (other than as contemplated by Section 2.4 of the Liberty Disclosure Schedule);

           (ii)  except as provided in Section 6.2(b)(iii)(B), declare, set aside for payment or pay any dividend on, make any other distribution in respect of, or redeem, any equity interest of any Subsidiary of Splitco;

          (iii)  incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Liberty, Splitco or any of their respective Subsidiaries, other than borrowings from Splitco by a direct or indirect wholly-owned Subsidiary of Splitco in the ordinary course of business consistent with past practice;

          (iv)  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its or its Subsidiaries' properties or assets (including securities of Subsidiaries) to any Person, except for immaterial dispositions of assets in the ordinary course of business consistent with past practice;

           (v)  make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is not contemplated in the 2009 budget as set forth in Section 6.2(a)(v) of the Liberty Disclosure Schedule; provided that in respect of capital expenditures in 2010, the aggregate amount shall not exceed $2,500,000;

          (vi)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person;

         (vii)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person (other than a wholly-owned Subsidiary of Splitco or, with respect to a partially-owned Subsidiary of Splitco, an investment, loan or advance that is made pro rata along with the other equity owners of such partially-owned Subsidiary);

        (viii)  (A) amend, modify or terminate any Splitco Material Contract listed in Section 6.2(a)(viii) of the Liberty Disclosure Schedule, (B) enter into any Contract that would be a Splitco Material Contract if it had been entered into prior to the date hereof (other than to the extent entered into in the ordinary course of business or reasonable agreements and arrangements relating to Splitco's performance of its obligations under Section 6.4), (C) amend or modify the Liberty Engagement Letters (other than to the extent permitted by Section 6.4), (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

          (ix)  increase in any manner the compensation of any of the directors, officers, employees, and individual consultants of Splitco or its Subsidiaries and payable in respect of periods following the Split-Off Effective Time or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate of Splitco, other than (A) as required pursuant to applicable Law, the terms of the agreements set forth in Section 6.2(a)(ix) of the Liberty Disclosure Schedule (correct and complete copies of which have been made available to DIRECTV) or the terms of any Splitco Employee Benefit Plan, (B) any increase in compensation to directors of Splitco as set forth in Section 6.2(a)(ix) of the Liberty Disclosure Schedule, (C) increases in compensation and benefits of employees (other than officers of Splitco in their capacity as such) and individual contractors made in the ordinary course of business and in amounts and in a manner consistent with past practice, or as required by any Splitco Employment Agreement, (D) the entering into or establishment of any new Splitco Employee Benefit Plan in connection with the Split-Off so long as the terms of such plan are substantially similar to or in the aggregate no more beneficial to the beneficiaries of such plans than Splitco Employee Benefit Plans in place prior to the Split-Off Effective Time, (E) in connection with the hiring by any Subsidiary of Splitco of new employees, officers, or individual consultants in the ordinary course of business consistent with past practice and (F) the adoption of the Splitco Stock Plans as of the Split-Off Effective Time and the grant of any Splitco Equity Award contemplated or permitted by this Agreement, Section 2.4 of the Liberty Disclosure Schedule or Section 6.2(a)(i) of the Liberty Disclosure Schedule;

           (x)  (i) make, change or revoke any Tax election relating primarily to any member of the LEI Group, (ii) change any method of accounting relating primarily to any member of the LEI Group with respect to Taxes, (iii) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating primarily to any member of the LEI Group, (iv) settle or compromise any Tax liability relating primarily to any member of the LEI Group, (v) enter into any agreement relating primarily to Taxes of a member of the LEI Group with any Taxing

  Authority or (vi) make any change in any Tax practice or policy relating primarily to any member of the LEI Group, except, in each case, (A) as consented to or approved in advance by DIRECTV, which consent shall not be unreasonably withheld, conditioned or delayed, (B) as otherwise required because of a change in Tax Law or a Final Determination (as defined in the Tax Sharing Agreement), (C) if such action would not increase the amount of Taxes allocated to Splitco or its Affiliates under the Tax Sharing Agreement by more than a de minimis amount or (D) to the extent that Liberty shall have indemnified Splitco and its Affiliates for any resulting increase in the amount of Taxes allocated to Splitco or its Affiliates under the Tax Sharing Agreement; provided, however, that it is understood that any of the foregoing actions taken by GSN or any of its Subsidiaries shall not be deemed a breach of this Section 6.2(a)(x) except to the extent that Liberty, Splitco or any of its Subsidiaries (other than GSN or any of its Subsidiaries) shall have had Knowledge of, and shall have had the right to cause, or withhold consent to or otherwise prevent, such action;

          (xi)  amend the Splitco Charter Documents or the Splitco Subsidiary Documents;

         (xii)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of Splitco);

        (xiii)  settle or compromise any litigation, proceeding or investigation material to Splitco and its Subsidiaries taken as a whole (this covenant being in addition to Liberty's and Splitco's agreement set forth in Section 6.12 hereof);

        (xiv)  pay, discharge or satisfy Liabilities, other than (A) the payment, discharge or satisfaction of Liabilities (1) reflected or reserved against in the Audited Financial Statements, (2) incurred since the Splitco Balance Sheet Date in the ordinary course of business consistent with past practices, or (3) expressly provided for in any Transaction Agreement and (B) scheduled repayments of indebtedness (i) reflected on the Audited Financial Statements or (ii) set forth in Section 6.2(a)(xiv) of the Liberty Disclosure Schedule; provided that in no event may Splitco or any of its Subsidiaries pay, discharge or satisfy any Liabilities owing to Liberty or any Affiliate of Liberty other than as set forth in Section 6.2(a)(xiv) of the Liberty Disclosure Schedule;

         (xv)  cancel any material indebtedness or waive or assign any material claims or rights (tangible and intangible), except in the ordinary course of business consistent with past practice;

        (xvi)  except as necessary in the ordinary course of business consistent with past practices, dispose of, grant, or obtain, or permit to lapse any rights to, any material Splitco Owned Intellectual Property or any material Splitco Licensed Intellectual Property;

       (xvii)  make any changes in the capital structure of Splitco or any of its Subsidiaries;

      (xviii)  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (other than Liens incurred in connection with the Greenlady Debt) any of the Liberty Owned DIRECTV Shares;

        (xix)  except as set forth in Section 6.2(a)(xix) of the Liberty Disclosure Schedule, amend, modify or enter into any Contract with Splitco or any of its Subsidiaries, on the one hand, and Liberty or any of its Affiliates (other than Splitco or any of its Subsidiaries), on the other hand (other than any Contract to which DIRECTV or any of its Subsidiaries is a party);

         (xx)  amend, modify or terminate any Contract entered into in connection with the increase of Liberty's indirect ownership interest in GSN pursuant to the contribution of FUN Technologies to GSN, including those Contracts set forth in Section 6.2(a)(xx) of the Liberty Disclosure Schedule (other than any such amendment, modification or termination that would not reasonably be expected to significantly adversely affect the Splitco Business);

        (xxi)  amend, modify or terminate the Share Exchange Agreement or any Ancillary Agreement (as defined in the Share Exchange Agreement) in a manner that would adversely affect the rights to be assigned pursuant to Section 6.6(f); or

       (xxii)  agree, in writing or otherwise, to take any of the foregoing actions.

        (b)   Notwithstanding the foregoing, Liberty, Splitco and DIRECTV agree it is their understanding and intention that:

            (i)  prior to the Split-Off Effective Time, Splitco will not conduct any business or operations other than in connection with the performance of its obligations hereunder and that after the Split-Off Effective Time and prior to the Merger Effective Time Splitco will be operated consistently with its status as a publicly traded holding company and will conduct substantially all of its business through its Subsidiaries;

           (ii)  during the period commencing on April 1, 2009 and ending at the Merger Effective Time (the "Pre-Closing Period"), except as set forth herein and in Section 6.2(b)(ii) of the Liberty Disclosure Schedule, each Subsidiary of Splitco has operated and will operate its business on a stand-alone basis to the extent reasonably practicable and in the ordinary course of business consistent with past practice, and each Subsidiary of Splitco has retained and will retain for its account all revenues attributable to its business and has been and will be responsible for all liabilities and expenses incurred in connection with its business and therefore has been and will be responsible for all expenses arising out of its operations (including items such as payroll and other employee benefits, insurance, distribution expenses, debt service on such Subsidiary's indebtedness, rights fees and similar items), but has not been and will not be responsible for corporate overhead and similar charges (other than customary allocations consistent with past practice);

          (iii)  consistent with the allocations referred to in clause (ii) above during the Pre-Closing Period no Subsidiary of Splitco has nor will any such Subsidiary dividend, distribute or advance funds or assets to either Liberty or Splitco, except that:

            (A)  prior to the Split-Off Effective Time, each Subsidiary of Splitco will be permitted to distribute, directly or indirectly, to Liberty:

              (w)  its customary allocation of: corporate overhead charges, group insurance, payroll and employee benefit expenses and fees, costs and expenses of legal and accounting professionals and other professional service providers (provided such fees, costs and expenses shall not include any such fees, costs and expenses payable by Liberty pursuant to Section 6.13);

              (x)   repayment of advances made to such Subsidiary in connection with cash management procedures;

              (y)   any payments due under the Liberty Revolving Credit Facility; and

              (z)   amounts described in Section 6.2(b)(iii)(A) of the Liberty Disclosure Schedule;

            (B)  during the period from the Split-Off Effective Time to the Merger Effective Time, the Subsidiaries of Splitco will not dividend or distribute cash or cash equivalents to Splitco other than such Subsidiaries' applicable share of the Splitco Approved Expenses and Splitco will not pay to Liberty or any Subsidiary of Liberty any amounts other than:

              (w)  amounts required to be paid to Liberty in accordance with the terms of any Transaction Agreement (including, to the extent paid by Liberty, Splitco's applicable portion of the fees, costs and expenses of legal and accounting professionals incurred in connection with Splitco's status as a publicly traded company); and

              (x)   amounts described in Section 6.2(b)(iii)(B)(y) of the Liberty Disclosure Schedule; (clauses (w) and this clause (x) collectively, the "Splitco Approved Expenses").

          (iv)  In addition to its obligations under Section 6.8 prior to the Merger Effective Time, Liberty and Splitco will provide DIRECTV with such regular access to the books and records of Splitco and each of its Subsidiaries as is reasonably necessary to confirm Splitco and its Subsidiaries compliance with its obligations under this Section 6.2.

        (c)   Notwithstanding anything in this Agreement to the contrary, DIRECTV and its Subsidiaries (i) acknowledge that the governance rights of Liberty, Splitco and their respective Subsidiaries with respect to GSN and its Subsidiaries are limited and subject to the GSN Operating Agreement and (ii) agree that any covenants or agreements in this Agreement requiring (x) GSN or any of its Subsidiaries to take any action or refrain from taking any action or (y) Liberty, Splitco or any of their respective Subsidiaries to cause GSN or any of its Subsidiaries to take any action or refrain from taking any action shall not apply if the approval of the members of GSN who are not Subsidiaries of Liberty or Splitco is not received as required pursuant to the terms of the GSN Operating Agreement. Liberty, until the Split-Off Effective Time, and Splitco shall use commercially reasonable efforts to seek such approval (and will not oppose any action seeking such approval). Liberty and Splitco agree and agree to cause their respective Subsidiaries to take all actions permitted by the GSN Operating Agreement to cause GSN or its Subsidiaries to comply with this Agreement and will not approve of any action that would reasonably be expected to result in GSN or its Subsidiaries breaching any obligations under this Agreement in all cases, subject to Section 6.2(a)(y), Section 7.1 of the GSN Operating Agreement and any fiduciary duties of any members of the GSN Management Committee (as defined in the GSN Operating Agreement) designated thereby.

        SECTION 6.3 Conduct of Business by DIRECTV Pending the Transactions.

        (a)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the DIRECTV Effective Time, or as set forth in Section 6.3(a) of the DIRECTV Disclosure Schedule, during the period from the date of this Agreement to the DIRECTV Effective Time, DIRECTV shall not, and shall not permit any of its respective Subsidiaries to, without the prior written consent of Splitco:

            (i)  (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of DIRECTV Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of DIRECTV of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in DIRECTV or any of its Subsidiaries, other than (x) pursuant to Section 2.3 of this Agreement or (y) pursuant to a DIRECTV Equity Award granted under a DIRECTV Stock Plan, which DIRECTV Equity Award (1) is outstanding on the date of this Agreement or is granted following the date hereof as permitted by Section 6.3(a)(i) of the DIRECTV Disclosure Schedule and (2) is issued in accordance with the terms thereof; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of DIRECTV Common Stock or otherwise make any payments to holders of DIRECTV Common Stock in their capacity as such, other than any repurchases by DIRECTV of DIRECTV Common Stock; (C) split, combine, subdivide or reclassify any shares of DIRECTV Common Stock; or (D) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the DIRECTV Stock Plans or any agreement evidencing any stock option or other right to acquire capital stock of DIRECTV or any restricted stock purchase agreement or any similar or related contract;

           (ii)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person if such acquisition would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

          (iii)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

          (iv)  (A) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions, or (B) release any Person from or modify or waive any provision of any confidentiality, standstill or similar agreement and, in each case, that would reasonably be expected to cause a DIRECTV Material Adverse Effect; or

           (v)  agree, in writing or otherwise, to take any of the foregoing actions.

        SECTION 6.4 No Solicitation by Liberty and Splitco; Etc.

        (a)   From the date of this Agreement until the Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, each of Liberty and Splitco shall not, and shall cause their respective Subsidiaries and their Representatives (the "Liberty and Splitco Representatives") not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Splitco Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Splitco Takeover Proposal, (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any Splitco Takeover Proposal, (iv) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation (including any transaction under, or a Person becoming an "interested shareholder" under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Liberty's or Splitco's certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Splitco Takeover Proposal (and, to the extent permitted thereunder, Liberty and Splitco shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than DIRECTV, under any such provisions), or (v) resolve, propose or agree to do any of the foregoing; provided, however, that if (A) after the date hereof, the Board of Directors of Liberty receives an unsolicited, bona fide written Splitco Takeover Proposal in circumstances not involving a breach of this Agreement and (B) the Board of Directors of Liberty determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Splitco Takeover Proposal constitutes, or would reasonably be expected to lead to, a Splitco Superior Proposal, then Liberty may, at any time prior to obtaining the Liberty Stockholder Approval (but in no event after obtaining the Liberty Stockholder Approval) and after providing DIRECTV not less than forty-eight (48) hours written notice of its intention to take such actions, (x) furnish information with respect to Liberty or the Splitco Business to the Person making such Splitco Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with Liberty (which confidentiality agreement must be no less favorable to Liberty (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Liberty and may not restrict Liberty from complying with this Section 6.4, and (2) Liberty advises DIRECTV of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person, Liberty delivers to DIRECTV all such information not previously provided to DIRECTV, and (y) participate in discussions and negotiations with such Person regarding such Splitco Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Liberty's Subsidiaries, Splitco's Subsidiaries, Liberty's Representatives or Splitco's Representatives shall be deemed to be a breach of this Section 6.4 by Liberty if such violation occurs prior to the Split-Off Effective Time. Liberty shall provide DIRECTV with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

        (b)   In addition to the other obligations of Liberty set forth in this Section 6.4, Liberty shall promptly advise DIRECTV, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Liberty in respect of any Splitco Takeover Proposal, and shall, in any such notice to DIRECTV, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep DIRECTV fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Liberty shall provide DIRECTV with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (c)   Except as expressly permitted by this Section 6.4(c), neither the Board of Directors of Liberty nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to DIRECTV, the Liberty Board Recommendation or the approval or declaration of advisability by such Board of Directors of the Reorganization Agreement and the Transactions (including the Mergers and the Split-Off) or (B) approve or recommend, or propose publicly to approve or recommend, any Splitco Takeover Proposal (any action described in this clause (i) being referred to as a "Liberty Adverse Recommendation Change"), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Liberty, Splitco or any of their respective Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Splitco Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.4(a) each, a "Splitco Acquisition Agreement"), or (iii) recommend a Splitco Takeover Proposal to the Liberty Entertainment stockholders. Notwithstanding the foregoing (provided that Liberty has not breached this Section 6.4 and at any time prior to obtaining the Liberty Stockholder Approval, but in no event after obtaining the Liberty Stockholder Approval), the Board of Directors of Liberty may effect a Liberty Adverse Recommendation Change in response to a Splitco Takeover Proposal if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such Splitco Takeover Proposal constitutes a Splitco Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties under applicable Law; provided that no such action may be taken until after the third Business Day following DIRECTV's receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Liberty Stockholders Meeting, in which case Liberty shall provide as much notice as is reasonably practicable) from Liberty (a "Liberty Adverse Recommendation Notice") advising DIRECTV that Liberty has received a Splitco Superior Proposal and the Board of Directors of Liberty intends to make such Liberty Adverse Recommendation Change and specifying the terms and conditions of such Splitco Superior Proposal (it being understood and agreed that during such three Business Day period, Liberty shall negotiate in good faith with DIRECTV and that any amendment to the financial terms or other material terms of such Splitco Superior Proposal shall require a new Liberty Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the

Liberty Stockholders Meeting, in which case Liberty shall provide as much notice as is reasonably practicable)). In determining whether to make a Liberty Adverse Recommendation Change, the Board of Directors of Liberty shall take into account any changes to the terms of this Agreement proposed by DIRECTV (in response to a Liberty Adverse Recommendation Notice or otherwise) in determining whether such third party Splitco Takeover Proposal still constitutes a Splitco Superior Proposal.

        (d)   For purposes of this Agreement:

          "Splitco Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than DIRECTV and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Splitco Business (including securities of Subsidiaries) equal to 10% or more of the Splitco Business' consolidated assets or to which 10% or more of the Splitco Business' revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any Liberty Owned DIRECTV Shares or 10% or more of any class of equity securities of Splitco, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of Splitco or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Splitco Business, Splitco or any of Splitco's Subsidiaries; in each case, other than the Transactions.

          "Splitco Superior Proposal" means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, each of the other Transaction Agreements or any standstill agreement, to acquire, directly or indirectly, (i) all of the equity securities of Splitco, (ii) all or substantially all of the Splitco Assets (including all of the Liberty Owned DIRECTV Shares) or (iii) all of the Liberty Owned DIRECTV Shares, made by a third party, for which the Board of Directors of Liberty determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the Board of Directors of Liberty determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the stockholders of Liberty from a financial point of view than the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by DIRECTV and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

        (e)   Nothing in this Section 6.4 shall prohibit the Board of Directors of Liberty or Splitco from taking and disclosing to holders of Liberty Common Stock or Splitco Common Stock, respectively, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall Liberty, Splitco, or their respective Boards of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.4(c).

        SECTION 6.5 No Solicitation by DIRECTV; Etc.

        (a)   From the date of this Agreement until the DIRECTV Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, DIRECTV shall not, and shall cause its Subsidiaries and its Representatives (the "DIRECTV Representatives") not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any DIRECTV Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any DIRECTV Takeover Proposal, (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any DIRECTV Takeover Proposal, (iv) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in DIRECTV's certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a DIRECTV Takeover Proposal (and, to the extent permitted thereunder, DIRECTV shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Liberty or Splitco, under any such provisions), or (v) resolve, propose or agree to do any of the foregoing; provided, however, that if (A) after the date hereof, the Board of Directors of DIRECTV receives an unsolicited, bona fide written DIRECTV Takeover Proposal in circumstances not involving a breach of this Agreement and (B) the Board of Directors of DIRECTV determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes, or would reasonably be expected to lead to, a DIRECTV Superior Proposal, then DIRECTV may, at any time prior to obtaining the DIRECTV Stockholder Approval (but in no event after obtaining the DIRECTV Stockholder Approval) and after providing Liberty and Splitco not less than forty-eight (48) hours written notice of its intention to take such actions, (x) furnish information with respect to DIRECTV to the Person making such DIRECTV Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with DIRECTV (which confidentiality agreement must be no less favorable to DIRECTV (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with DIRECTV and may not restrict DIRECTV from complying with this Section 6.5, and (2) DIRECTV advises Liberty and Splitco of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person, DIRECTV delivers to Liberty and Splitco all such information not previously provided to Liberty and Splitco, and (y) participate in discussions and negotiations with such Person regarding such DIRECTV Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by DIRECTV's Subsidiaries or DIRECTV Representatives shall be deemed to be a breach of this Section 6.5 by DIRECTV. DIRECTV shall provide Liberty and Splitco with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

        (b)   In addition to the other obligations of DIRECTV set forth in this Section 6.5, DIRECTV shall promptly advise Liberty and Splitco, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, DIRECTV in respect of any DIRECTV Takeover Proposal, and shall, in any such notice to Liberty and Splitco, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Liberty and Splitco fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and DIRECTV shall provide Liberty and Splitco with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (c)   Except as expressly permitted by this Section 6.5(c), neither the Board of Directors of DIRECTV nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Liberty or Splitco, the DIRECTV Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the DIRECTV Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any DIRECTV Takeover Proposal (any action described in this clause (i) being referred to as a "DIRECTV Adverse Recommendation Change"), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize DIRECTV or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any DIRECTV Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.5(a) each, a "DIRECTV Acquisition Agreement"), or (iii) to recommend a DIRECTV Takeover Proposal to the DIRECTV stockholders. Notwithstanding the foregoing (provided that DIRECTV has not breached this Section 6.5 and at any time prior to obtaining the DIRECTV Stockholder Approval, but in no event after obtaining the DIRECTV Stockholder Approval), the Board of Directors of DIRECTV may effect a DIRECTV Adverse Recommendation Change in response to a DIRECTV Takeover Proposal, if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes a DIRECTV Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties to DIRECTV and the DIRECTV stockholders under applicable Law; provided that no such action may be taken until after the third Business Day following the receipt by Liberty and Splitco of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the DIRECTV Stockholders Meeting, in which case DIRECTV shall provide as much notice as is reasonably practicable) (a "DIRECTV Adverse Recommendation Notice") from DIRECTV advising Liberty and Splitco that DIRECTV has received a DIRECTV Superior Proposal and the Board of Directors of DIRECTV intends to make such DIRECTV Adverse Recommendation Change and specifying the terms and conditions of such DIRECTV Superior Proposal (it being understood and agreed that during such three Business Day period, DIRECTV shall negotiate in good faith with Liberty and Splitco and that any amendment to the financial terms or other material terms of such DIRECTV Superior Proposal shall require a new DIRECTV Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the DIRECTV Stockholders Meeting, in which case DIRECTV shall provide as much notice as is reasonably practicable)). In determining whether to make a DIRECTV Adverse Recommendation Change, the Board of Directors of DIRECTV shall take into account any changes to the terms of this Agreement proposed by Liberty and Splitco (in response to a DIRECTV Adverse Recommendation Notice or otherwise) in determining whether such third party DIRECTV Takeover Proposal still constitutes a DIRECTV Superior Proposal.

        (d)   For purposes of this Agreement:

          "DIRECTV Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Liberty, Splitco and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of DIRECTV and its Subsidiaries (including securities of Subsidiaries) equal to 10% or more of DIRECTV's consolidated assets or to which 10% or more of DIRECTV's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of 10% or more of any class of equity securities of DIRECTV, (C) tender offer or exchange offer that if consummated would result in any Person or

  "group" (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of DIRECTV or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DIRECTV or any of its Subsidiaries; in each case, other than the Transactions.

          "DIRECTV Superior Proposal" means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, (i) all of the equity securities of DIRECTV or (ii) all or substantially all of the assets of DIRECTV and its Subsidiaries, made by a third party, for which the Board of Directors of DIRECTV determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the Board of Directors of DIRECTV determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the stockholders of DIRECTV from a financial point of view than the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Liberty and Splitco and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

        (e)   Nothing in this Section 6.5 shall prohibit the Board of Directors of DIRECTV from taking and disclosing to DIRECTV stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall DIRECTV or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.5(c).

        SECTION 6.6 Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement (including Section 6.6(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and the Requisite FCC Approvals), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within fifteen Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.6 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) each party shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

        (c)   Each of Liberty and Splitco shall cooperate with DIRECTV and shall use its reasonable best efforts to assist DIRECTV in obtaining the Requisite FCC Approvals. DIRECTV shall provide Liberty and Splitco with a reasonable opportunity to review and comment on each submission to be filed by DIRECTV with the FCC in connection with obtaining the Requisite FCC Approvals (an "FCC Submission") prior to the filing of such submission with the FCC. No FCC Submission shall be filed by DIRECTV with the FCC unless, prior to such filing, Liberty and Splitco shall have agreed (which consent shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the control of Liberty, Splitco, any of their respective Subsidiaries or any of their respective stockholders, directors or officers or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Liberty, Splitco, any of their respective Subsidiaries or any of their respective stockholders, directors or officers including any such obligations of, or limitations on, Splitco or its Subsidiaries under the Reorganization Agreement and other documents related to the Restructuring and Split-Off (each, a "Liberty FCC Issue"); provided, however, that if the FCC requests same-day filing of an FCC Submission that does not include any material issue or statement related to a Liberty FCC Issue, then DIRECTV is required only to make a good faith effort to notify Liberty's and Splitco's Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the FCC. Neither DIRECTV nor its Representatives shall conduct any substantive communications with the FCC with respect to the Transactions or the FCC Submission, including meetings or conferences with FCC personnel, whether telephonically, in person or otherwise, without first notifying Liberty and Splitco (or their Representatives) and with respect to communications, meetings or conferences regarding a Liberty FCC Issue giving Liberty and Splitco (or their Representatives) a reasonable opportunity to participate, and a reasonable number of their Representatives shall have an opportunity to participate in all conferences or meetings with FCC personnel that take place in person with respect to any Liberty FCC Issue; provided, however, that in the case of communications concerning a FCC Submission that occur during an unscheduled telephone conference initiated by the FCC or a telephone conference initiated by DIRECTV or its Representatives for a purpose unrelated to the FCC Required Approvals in connection with which it is not reasonably practicable to provide to Liberty and Splitco or their respective Representatives advance notice and an opportunity to participate, DIRECTV (or its Representatives) shall promptly update Liberty and Splitco and their Representatives as to the content of such communications. DIRECTV shall provide Liberty and Splitco with copies of each FCC Submission filed with the FCC promptly following the filing thereof and with copies of any correspondence related to the Requisite FCC Approvals received by DIRECTV.

        (d)   Subject to Section 6.6(c), each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Subject to Sections 6.6(c) and 6.14(b), no party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

        (e)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by the FCC, or any other Governmental Authority or other Person with respect to the Transactions. In seeking the Requisite FCC Approvals, Liberty and DIRECTV shall commit to accept program access and carriage conditions in the form set forth in Exhibit C. Notwithstanding the foregoing or any other provision of this Agreement, neither DIRECTV nor Splitco (nor Liberty on behalf of Splitco) shall, without the other party's prior written consent, commit to any further divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.6 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.6, (ii) require any party to offer, accept or agree to (A) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of DIRECTV's and Splitco's respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party's freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (D) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of Liberty, DIRECTV, Splitco or Holdings, or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of Liberty, DIRECTV, Splitco or Holdings, or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law, beyond the requirements set forth in Exhibit C.

        (f)    (i)    At the Split-Off Effective Time, Liberty shall assign those of its rights under the Share Exchange Agreement and each of the Ancillary Agreements set forth in Section 6.6(f) of the Liberty Disclosure Schedule to Splitco or one of its Subsidiaries (to the extent that Splitco or one of its Subsidiaries is not a party to any such agreement).

           (ii)  From and after the date hereof until the first to occur of the Merger Effective Time or termination of this Agreement in accordance with its terms, DIRECTV, on behalf of itself and its Affiliates, covenants and agrees that it will not initiate, join in or otherwise support any claim (including derivative claims), suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) relief of any kind (in money damages or equitable remedies) against Liberty or Splitco, their respective Subsidiaries, or their respective Representatives (collectively, the "Liberty/Splitco Releasees") pursuant to the Indemnification Agreement, dated as of February 27, 2008, by and among DIRECTV, News and Liberty (the "Indemnification Agreement"), that arises as a result of or in connection with the Transactions. The foregoing covenant not to sue shall be applicable to and shall constitute a release of any and all claims and liabilities that may have arisen or may arise from all claims, actions or causes of action against any of the Liberty/Splitco Releasees which DIRECTV and its Affiliates have or purport to have based on the Indemnification Agreement and that arises as a result of or in connection with the Transactions.

          (iii)  Without limiting the generality of the foregoing clause (ii), from and after the Split-Off Effective Time, DIRECTV, on behalf of itself and its Affiliates, covenants and agrees that it will not initiate, join in or otherwise support any claim (including derivative claims), suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) relief of any kind (in money damages or equitable remedies) against Liberty or its Subsidiaries or its Representatives (the "Liberty Releasees") pursuant to the Indemnification Agreement. The foregoing covenant not to sue shall be applicable to and shall constitute a release of any and all claims and liabilities that may have arisen or may arise from all claims, actions or causes of action against any of the Liberty Releasees which DIRECTV and its Affiliates have or purport to have based on the Indemnification Agreement.

          (iv)  At the Split-Off Effective Time, the letter agreement, dated May 6, 2008 (the "May 2008 Letter"), among DIRECTV, Liberty and the other parties named therein shall be of no further force and effect as to Liberty; provided that all of the rights and obligations of Liberty under the May 2008 Letter shall be assumed by Splitco.

        (g)   In connection with the Split-Off, Liberty and Splitco shall use their reasonable best efforts to seek, as promptly as practicable, a private letter ruling from the IRS, to the effect that the LDIG Gamenet Restructuring, the Contribution and the Split-Off (each to be consummated in accordance with the Reorganization Agreement and, in respect of the Split-Off, in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty) will qualify as tax-free transactions under Sections 355 and/or 368 of the Code and such other rulings as are set forth on Section 6.6(g) of the Liberty Disclosure Schedule (such ruling, the "IRS Ruling"); provided, however, that, in the event that the IRS will not issue one or more of the rulings requested by Liberty, then Liberty, Splitco, Holdings and DIRECTV shall use their reasonable best efforts to restructure the transactions in a manner that will preserve the economics and equity participation of the transactions to Liberty, DIRECTV, Splitco and their respective stockholders and result in the receipt of such rulings.

        (h)   Each of Liberty and Splitco shall use, and shall cause their Subsidiaries to use, their reasonable best efforts to obtain at the earliest practicable date all of the consents, waivers and approvals listed on Section 6.6(h) of the Liberty Disclosure Schedule. All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to DIRECTV, and executed counterparts of such consents, waivers and approvals shall be delivered to DIRECTV promptly after receipt thereof, and copies of such notices shall be delivered to DIRECTV promptly after the making thereof.

        SECTION 6.7 Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by DIRECTV and Liberty. Thereafter, none of Liberty, Splitco nor DIRECTV shall issue or cause the publication of any press release or other written communication to the public (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the Transactions without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

        SECTION 6.8 Access to Information; Confidentiality.    Prior to the Closing, with respect to the Splitco Business only, Liberty and Splitco shall, and shall cause each of their Subsidiaries to, afford to DIRECTV and DIRECTV's Representatives reasonable access during normal business hours to all of their properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other

Representatives as DIRECTV may reasonably request with reasonable prior notice and Liberty and Splitco shall furnish as soon as reasonably practicable to DIRECTV all information concerning the Splitco Business as DIRECTV may reasonably request, subject in all cases, to any bona fide concerns of attorney-client privilege that Liberty and Splitco may reasonably have and any restrictions contained in Contracts to which Liberty, Splitco or any of their Subsidiaries is a party (it being understood that each of Liberty and Splitco shall use its reasonable best efforts to provide any such information in a manner that does not result in such violation). DIRECTV and its Representatives shall conduct any such activities in a manner as not to interfere unreasonably with the business of Liberty, Splitco or any of their Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Liberty, Splitco or any of their respective Subsidiaries of their normal duties. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of September 15, 2008, between Liberty and DIRECTV (as it may be amended from time to time, including to add Splitco as a party thereto, the "Confidentiality Agreement"), DIRECTV shall hold information received from Liberty pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 6.8 will modify any of the representations and warranties of the parties hereto.

        SECTION 6.9 Notification of Certain Matters.    Liberty and Splitco shall give prompt notice to DIRECTV, and DIRECTV shall give prompt notice to Liberty and Splitco, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Liberty (solely with respect to the Splitco Business, the Liberty Owned DIRECTV Shares or the Transactions), Splitco, Holdings, or DIRECTV, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

        SECTION 6.10 Indemnification.

        (a)   From and after the DIRECTV Effective Time, Holdings shall indemnify the individuals who at or prior to the DIRECTV Effective Time were directors or officers of DIRECTV with respect to all acts or omissions by them in their capacities as such at any time prior to the DIRECTV Effective Time, to the fullest extent (i) required by the DIRECTV Charter Documents as in effect on the date of this Agreement, (ii) required by any indemnification agreement between DIRECTV and any such director or officer as in effect on the date hereof or as of the DIRECTV Effective Time or (iii) permitted under applicable Law.

        (b)   From and after the Merger Effective Time, Holdings shall indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of Liberty or Splitco with respect to third party Actions brought by stockholders of Liberty Entertainment Common Stock or, after the Split-Off Effective Time, Splitco Common Stock, for acts taken or omissions by them in their capacities as directors or officers of Liberty or Splitco in connection with the approval of the Transactions, including the Split-Off and the Mergers, at any time prior to the Merger Effective Time (other than claims brought relating to the percentage of Liberty Entertainment Common Stock excluded from the Redemption), to the fullest extent (A) required by the Liberty Charter Documents as in effect on the date of this Agreement, (B) required by the Splitco Public Charter Documents as in effect upon the Split-Off Effective Time, (C) required by any indemnification agreement (x) between Liberty and any such director or officer as in effect on the date hereof (or entered into after the date hereof) and in the form publicly filed by Liberty prior to the date hereof, or (y) between Splitco and any such director or officer entered into after the date hereof and in the form attached hereto as Exhibit D, and (D) permitted under applicable Law. For the avoidance of doubt, the parties agree that the foregoing indemnification obligations shall only apply to Losses relating to Actions by holders of Liberty Entertainment Common Stock regardless of whether such holders own other classes of Liberty Media Common Stock and to Losses relating to Actions by holders of Splitco Common Stock.

        (c)   The directors and officers of DIRECTV, Liberty and Splitco to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of each director and officer of DIRECTV, Liberty and Splitco and his or her heirs.

        (d)   (i) In connection with any indemnification provided for in this Section 6.10, the party seeking indemnification (the "Indemnitee") will give Holdings (for purposes of this section, the "Indemnitor") prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 6.10, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (in each case, in reasonable detail). Without limiting the generality of the foregoing, in the case of any Action made or commenced by a third party for which indemnification is being sought (a "Third-Party Claim"), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. The failure by any Indemnitee to so notify the applicable Indemnitor will not relieve such Indemnitor of any Liability under this Agreement except to the extent that such failure prejudices such Indemnitor in any material respect. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee's receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

           (ii)  After receipt of a notice pursuant to Section 6.10(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor ("Separate Legal Defenses"), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the

  Indemnitor, and the Indemnitor will not have the right to control the defense or investigation of such Separate Legal Defenses available to such Indemnitee.

          (iii)  If, after receipt of a notice pursuant to Section 6.10(d)(i), the Indemnitor does not undertake to defend any such claim within thirty (30) days of receipt of such notice, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless the Indemnitor had the right under this Section 6.10 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty (30) days of receipt of such notice.

        SECTION 6.11 Restructuring and Split-Off.

        (a)   Liberty and Splitco agree to execute and deliver the Reorganization Agreement, the Tax Sharing Agreement and the Services Agreement, each in the forms attached hereto, prior to the Split-Off Effective Time.

        (b)   Subject to Section 6.4, Liberty and Splitco shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the Restructuring, prior to the Split-Off Effective Time, on and subject to the terms and conditions of the Reorganization Agreement, (ii) to execute and deliver the other Restructuring Agreements at or prior to the Split-Off Effective Time and (iii) to effect the Split-Off at or prior to the Closing in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty and the Reorganization Agreement. Prior to the Closing, each of Liberty and Splitco shall not, and shall cause their Subsidiaries and the other parties to the Transaction Agreements not to, amend, modify, terminate or abandon any of the Transaction Agreements (other than this Agreement) or the Letter Agreement or to agree to amend, modify, terminate or abandon the Restructuring or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of DIRECTV.

        (c)   Liberty and Splitco agree not to consummate the Split-Off until the first to occur of (i) all conditions to Closing contained in this Agreement, other than the condition that the Split-Off shall have occurred and conditions that may only be satisfied at Closing, shall have been satisfied or, to the extent permitted under the terms hereof, waived and the parties hereto shall have confirmed that the Closing will occur subject only to the Split-Off and the satisfaction of the conditions that may only be satisfied at Closing, (ii) the termination of this Agreement or (iii) the Board of Directors of Liberty shall have determined that the conditions to the Split-Off set forth in the Reorganization Agreement (other than those conditions that may only be satisfied upon the closing of the Restructuring) have been satisfied, that the conditions to the Mergers set forth herein (other than those conditions that may only be satisfied upon the closing of the Mergers) have not yet been satisfied, and that the Split-Off shall occur in advance of the Mergers on the date and time specified by the Board of Directors of Liberty in accordance with the Reorganization Agreement and in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty.

        (d)   At the Split-Off Effective Time, the Splitco Charter and the Splitco Bylaws shall be amended so as to read in their entirety in the forms set forth in Exhibit A-3 and Exhibit A-4, respectively (collectively, the "Splitco Public Charter Documents").

        SECTION 6.12 Defense of Litigation.    Each of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions. None of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub

Two or DIRECTV shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV shall use reasonable best efforts to cause each of its Affiliates, directors and officers to use reasonable best efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.12 to the same extent as if such Person was a party.

        SECTION 6.13 Fees and Expenses.    Subject to Section 9.3, all fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated; provided that Liberty shall be responsible for paying all fees and expenses incurred by Liberty and Splitco in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions and DIRECTV shall be responsible for paying all fees and expenses incurred by DIRECTV, Holdings, Merger Sub One and Merger Sub Two. Notwithstanding anything to the contrary contained herein, DIRECTV will pay for the portion of the SEC filing fee applicable to the Holdings Form S-4 which is attributable to the shares of Holdings Common Stock to be distributed to the holders of DIRECTV Common Stock in the DIRECTV Merger, Splitco will pay (a) for the portion of the SEC filing fee applicable to the Holdings Form S-4 which is attributable to the shares of Holdings Common Stock to be distributed (i) to the holders of Splitco Common Stock in the Splitco Merger and (ii) in connection with the Malone Contribution and (b) Liberty will pay the entire SEC filing fee applicable to the Splitco Form S-4.

        SECTION 6.14 Tax Matters.

        (a)   None of Splitco, DIRECTV or any of their respective Subsidiaries shall, and prior to the Split-Off Effective Time, none of Liberty or any of its Subsidiaries shall, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could reasonably be expected to cause (i) the LDIG Gamenet Restructuring to fail to qualify as a reorganization under Section 368 of the Code, (ii) the Contribution and the Split-Off to fail to be treated as a tax-free transaction under Sections 368, 355 and 361 of the Code, (iii) the Splitco Merger and the Malone Contribution, taken together, to fail to qualify as a reorganization under Section 368 of the Code, or (iv) the DIRECTV Merger, the Splitco Merger and the Malone Contribution, taken together, to fail to be treated as exchanges described in Section 351 of the Code.

        (b)   DIRECTV shall cooperate with Liberty and shall use its reasonable best efforts to assist Liberty in obtaining the IRS Ruling and any other rulings from the IRS regarding the Transactions. Liberty shall provide DIRECTV with a reasonable opportunity to review and comment on each submission to be filed by Liberty with the IRS in connection with obtaining the IRS Ruling (an "IRS Ruling Submission") prior to the filing of such submission with the IRS. No IRS Ruling Submission shall be filed by Liberty with the IRS unless, prior to such filing, DIRECTV shall have agreed (which consent shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the control of DIRECTV, Holdings or any of their Subsidiaries or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, DIRECTV, Holdings or any of their Subsidiaries including any such obligations of, or limitations on, Splitco or its Subsidiaries under the Reorganization Agreement and other documents related to the Restructuring and Split-Off; provided, however, that if the IRS requests same-day filing of an IRS Ruling Submission that does not include any material issue or statement, then Liberty is required only to make a good faith effort to notify DIRECTV's Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the IRS. Neither Liberty nor its Representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to the IRS Ruling, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying DIRECTV (or its Representatives) and giving DIRECTV (or its Representatives) a reasonable opportunity to participate, and a reasonable number of its Representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed; provided, however, that in the case of communications concerning the IRS Ruling that occur during an unscheduled conference initiated by the IRS or a conference initiated by Liberty or its Representatives for a purpose unrelated to the IRS Ruling in connection with which it is not reasonably practicable to provide to DIRECTV or its Representatives advance notice and an opportunity to participate, Liberty or Splitco (or their Representatives) shall promptly update DIRECTV and its Representatives as to the content of such communications. Prior to the Split-Off, Liberty shall, and following the Split-Off, Splitco shall, provide DIRECTV with copies of each IRS Ruling Submission filed with the IRS promptly following the filing thereof and with copies of any correspondence related to the IRS Ruling received by Liberty or Splitco from the IRS.

        (c)   At the Closing, Splitco shall deliver to Holdings a certificate, in form and substance reasonably satisfactory to DIRECTV and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in Splitco are not United States real property interests. For purposes of the foregoing, DIRECTV shall provide assistance to Splitco, and cooperate with Splitco, in making any determination required by the aforementioned certificate insofar as the assets of DIRECTV and its Subsidiaries are relevant to such determination.

        SECTION 6.15 Rule 16b-3.

        (a)   Prior to the Split-Off Effective Time, each of Liberty and Splitco shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of Liberty Entertainment's equity securities (including derivative securities), and (ii) acquisitions of Splitco's equity securities (including derivative securities), pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Liberty or Splitco to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the "No-Action Letter").

        (b)   Prior to the Merger Effective Time, each of Liberty, Splitco, Holdings and DIRECTV shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of Splitco's (including in connection with the Malone Contribution) equity securities (including derivative securities), (ii) dispositions of DIRECTV's equity securities (including derivative securities) and (iii) acquisitions (including in connection with the Malone Contribution) of Holdings' equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Liberty, Splitco, Holdings or DIRECTV to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.

        (c)   Prior to the Merger Effective Time, if DIRECTV acquires DIRECTV equity securities from Greenlady or Greenlady II, DIRECTV shall take such steps as may be reasonably requested by Liberty or Splitco for such disposition by Greenlady or Greenlady II to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

        SECTION 6.16 Employee Matters.

        (a)   Liberty and Splitco have provided DIRECTV with a schedule that sets forth, as of April 30, 2009, the name of each employee of Splitco and its Subsidiaries who will by virtue of the transactions contemplated by this Agreement be employed by a Subsidiary of Holdings immediately following the Merger Effective Time ("Transferred Employees"), along with such employee's job title and reporting position, current salary and incentive bonus opportunities, and years of service, and designating such employee's status as exempt or non-exempt under the FLSA, active or on leave, and whether such employee is full-time or part-time. Prior to the Closing, Splitco shall update the schedule delivered pursuant to the first sentence of this Section 6.16(a).

        (b)   Holdings acknowledges and agrees that, effective as of the Closing Date, each Transferred Employee, including any such employee on approved leave of absence (whether family leave, workers' maternity or parental leave, workers compensation, short-term and long-term disability, medical leave or otherwise) shall be employed in a substantially comparable position to the position in which such employee was employed immediately prior to Closing Date. As of and for no less than one year following the Closing, Holdings shall, and shall cause its Subsidiaries to, provide Transferred Employees who remain employed with Holdings and its Subsidiaries with the same rate of base salary and wages and commissions and with employee benefit and compensation plans, programs and arrangements that are substantially equivalent in the aggregate to those provided to similarly situated employees of Holdings and its Subsidiaries. Any Transferred Employee who became entitled to short-term or long-term disability benefits under the applicable Splitco Employee Benefit Plans which are not Transferred Employee Benefit Plans (the "Seller Disability Plans") prior to Closing shall be entitled to continue to receive such benefits under the terms of the Seller Disability Plans until his or her return to active employment, so long as such benefits are payable pursuant to third-party insurance coverage. Liberty agrees to use commercially reasonable efforts to cause the insurance policies underlying the Seller Disability Plans to provide for such payments. Notwithstanding anything to the contrary contained herein, Holdings and its Subsidiaries shall have no obligation to keep any Transferred Employee employed for any period of time following the Closing, provided that if the employment of any Transferred Employee is terminated by Holdings or its Subsidiaries during the twelve-month period beginning on the Closing Date, Holdings or its Subsidiaries shall pay to such terminated employee severance payments that are no less favorable than those provided under the Splitco Employee Benefit Plans immediately prior to the Closing Date. Following the Closing, Holdings shall assume and honor and/or shall cause its Subsidiaries to continue to honor in accordance with their terms all Splitco Employment Agreements, and Liberty and its Affiliates shall cease to have any further obligations under the Splitco Employment Agreements as of the Closing Date. Liberty and Splitco shall take all actions necessary such that following the Closing, the DIRECTV Indemnitees (including, for the avoidance of doubt, Holdings), as applicable, shall have no obligations and liabilities with respect to any employee benefit plans, arrangements or agreements sponsored or contributed to by Liberty, Splitco or their respective Affiliates other than the Transferred Employee Benefit Plans, the Splitco Stock Plans and the Splitco Employment Agreements. For all plans, programs or arrangements maintained, sponsored or contributed to by Holdings or its Subsidiaries in which the Transferred Employees shall be eligible to participate, but excluding all tax qualified and non-qualified defined benefit retirement plans, Holdings shall cause each such plan, program or arrangement to treat the prior service of each Transferred Employee with Liberty, Splitco or any of their respective Affiliates as service rendered to Holdings for purposes of (i) eligibility and (ii) solely with respect to severance plans, vacation policies and qualified and non-qualified defined contribution retirement plans, vesting, except to the extent that such treatment would result in the duplication of benefits with respect to the same period of service. From and after the Closing, Holdings and its Subsidiaries shall (i) cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of Holdings or its Subsidiaries to be waived with respect to the Transferred Employees and their eligible dependents to the extent such condition would have been covered, or limitation or waiting period would not have applied, with respect to such Transferred Employee (or dependent) under the terms of the Splitco Employee Benefit Plan in which such Transferred Employee was a participant immediately prior to the Closing and (ii) give each Transferred Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing. Liberty and its Affiliates shall be exclusively responsible for complying with continued group health plan coverage under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state Law) ("COBRA") with respect to employees of Liberty or any of its Affiliates who participated in group health plans sponsored and maintained by Liberty by reason of such employees' termination of employment with Liberty or any of its Affiliates on or prior to the Split-off Effective Time, and Holdings and its Subsidiaries shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment. Notwithstanding the foregoing, with respect to the Transferred Employees employed by the non-RSN Splitco Business, and in light of Holding's limited governance rights with respect to the non-RSN Splitco Business after the Merger Effective Time, the covenants set forth in this Section 6.16(b) shall not apply to such Transferred Employees unless the approval of Sony Pictures Cable Ventures I Inc. is obtained, and Holdings shall use its commercially reasonable efforts to seek such approval.

        (c)   Effective as of the Closing, Liberty, Splitco and their respective Affiliates shall cause each Transferred Employee who participates in Liberty's 401(k) Savings Plan to be fully vested in his or her accrued benefit under such 401(k) plan immediately prior to the Closing.

        (d)   Neither Liberty, Splitco nor any of their respective Subsidiaries shall accelerate vesting of any compensation, benefits, equity awards or equity-based compensation, excluding any vesting that occurs automatically solely by reason of the Split-Off under the terms of the applicable arrangements in effect as of the date hereof.

        (e)   Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Splitco Employee Benefit Plan, or shall limit the right of Holdings, Splitco, the Transferred Subsidiaries or any of their Subsidiaries to amend, terminate or otherwise modify any Transferred Employee Benefit Plan following the Closing Date. In the event that (i) a party other than Liberty makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Splitco Employee Benefit Plan, and (ii) such provision is deemed to be an amendment to such Splitco Employee Benefit Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. Each of Liberty and Splitco acknowledges and agrees that all provisions contained in this Section 6.16 with respect to the Transferred Employees are included for the sole benefit of Liberty and Splitco, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, any employees, former employees, any participant in any Splitco Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Holdings, Splitco, the Transferred Subsidiaries or any of their respective Affiliates.

        SECTION 6.17 Sole Stockholder Approvals.    No later than ten (10) Business Days after the execution of this Agreement, Holdings shall deliver to Merger Sub One and Merger Sub Two written consents, as the sole stockholder of Merger Sub One and Merger Sub Two, in compliance with the DGCL, adopting this Agreement (as the terms and conditions hereof may be amended, modified or waived). No later than twenty (20) Business Days after the execution of this Agreement, a meeting of the sole stockholder of Splitco shall be held, in compliance with the DGCL, and at such meeting the sole stockholder shall adopt this Agreement and approve the Splitco Merger in accordance with the terms and conditions hereof (as such terms and conditions may be amended, modified or waived). The consents and approvals referred to in this Section 6.17 collectively, the "Sole Stockholder Approvals."

        SECTION 6.18 Intercompany Payables.    Except as provided in Section 6.2(b), all intercompany payables and loans owed to Liberty or its Subsidiaries (except for those Subsidiaries related to the Splitco Business), on the one hand, by an entity that is part of the Splitco Business, on the other hand, shall, prior to or at the Split-Off Effective Time, be canceled or extinguished without payment therefor being made.

        SECTION 6.19 Indemnification Claims.    After the date hereof and prior to the earlier of (x) the Merger Effective Time, (y) the expiration of the applicable indemnification period under the Share Exchange Agreement and (z) the termination of this Agreement in accordance with Article IX, Liberty, Splitco and DIRECTV shall, and shall cause their respective Subsidiaries to, cooperate with one another and use their reasonable best efforts to determine whether any claims for indemnification exist pursuant to the Share Exchange Agreement. To the extent any such claims exist, Liberty and Splitco shall submit such claims to News prior to the expiration of the indemnification period in accordance with the terms of the Share Exchange Agreement.

        SECTION 6.20 Greenlady Debt.

        (a)   Prior to the Split-Off Effective Time, Greenlady II, LLC, a Delaware limited liability company ("Greenlady II"), may pay scheduled maturities under the Greenlady Debt in accordance with its terms, together with amounts that become due thereunder by virtue of the exercise by Bank of America, N.A. ("Bank of America") of its partial unwind right in the associated equity collars following the occurrence of an "Insider Acquisition Event" or other "Adjustment Event" (as such terms are defined in the equity collars) caused by actions of DIRECTV (collectively, "Permitted Payments") (such Permitted Payments prior to the Split-Off Effective Time, if and when made, the "Pre-Split-Off Greenlady Debt Repayments"). In accordance with the Restructuring, Greenlady has entered into on the date hereof a credit facility with Liberty attached as Exhibit E hereto (the "Liberty Revolving Credit Facility"), pursuant to which Liberty shall fund the Pre-Split-Off Greenlady Debt Repayments on or prior to the Split-Off Effective Time. DIRECTV has entered into on the date hereof a secured credit facility attached as Exhibit F hereto (the "DIRECTV Credit Facility") with Greenlady, pursuant to which (and subject to the conditions therein) DIRECTV shall advance funds sufficient to enable Greenlady to repay the Liberty Revolving Credit Facility (up to a maximum of $300,000,000) immediately following the Split-Off Effective Time; provided that prior thereto DIRECTV may require, in its sole discretion, that Liberty provide evidence confirming receipt of the Greenlady Debt Repayments by Bank of America and a written certification from its chief financial officer certifying that the funds used for each Greenlady Debt Repayment were not attributable to, or generated by, the Splitco Business. The DIRECTV Credit Facility shall provide for Greenlady to borrow amounts aggregating (together with prior advances) up to $650,000,000 after the Split-Off Effective Time (subject to the conditions therein) to enable Greenlady to make additional Permitted Payments prior to the Merger Effective Time. The DIRECTV Credit Facility and the Liberty Revolving Credit Facility shall be repaid and be subject to such terms and conditions as are provided therein.

        (b)   Prior to the Closing, Liberty and Splitco shall use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the debt issued pursuant to that certain Credit Agreement, dated as of April 9, 2008, by and between Greenlady II, LLC and Bank of America, and the equity collars associated therewith (the "Greenlady Debt") in a manner reasonably satisfactory to DIRECTV, including a release of any and all Liens held by Bank of America on the Greenlady II DIRECTV Shares (the "Greenlady Debt Restructuring"). Nothing contained in this Section 6.20(b) shall require Liberty, Splitco or any of their respective Subsidiaries to pay any fee or incur any other Liability in connection with the Greenlady Debt Restructuring. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions set forth in Article VII are satisfied (other than those which by their terms can only be satisfied at the Closing), then at the Closing DIRECTV shall repay the Greenlady Debt in full, without any cost or liability to Liberty, Splitco or any of their respective Subsidiaries. Except as contemplated by this Section 6.20(b), Liberty and Splitco shall not, and shall cause their respective Subsidiaries not to, amend, terminate, modify or abandon any agreement, document or arrangement relating to the Greenlady Debt without the prior written consent of DIRECTV. DIRECTV acknowledges that Liberty intends to seek to terminate the guaranty of Liberty with respect to the equity collars associated with the Greenlady Debt not later than the Split-Off Effective Time and that a guarantee of Splitco may be substituted therefore.

        SECTION 6.21 Splitco Cash Amount.    Liberty shall cause Splitco to possess, directly or indirectly, at the Split-Off Effective Time an amount of cash or cash equivalents equal to at least the Splitco Cash Amount; provided that under no circumstances shall the Splitco Cash Amount be held by a RSN Subsidiary, GSN or FUN Technologies or any of their Subsidiaries.

        SECTION 6.22 No Acquisition of a Liberty Entertainment Interest by DIRECTV.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, DIRECTV will not acquire, directly or indirectly, any Liberty Entertainment Interest.

        SECTION 6.23 No Acquisition of a Splitco Interest by DIRECTV.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, DIRECTV will not acquire, directly or indirectly, any Splitco Interest.

        SECTION 6.24 Parent Undertaking; Effects of Split-Off.

        (a)   Liberty agrees that during the period from the date hereof to the Split-Off Effective Time (the "Pre-Split-Off Period"), it will (i) cause Splitco and its Subsidiaries to perform in all material respects their respective obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any Liability arising out of a breach of any representation or warranty made by Splitco in this Agreement and for the failure of Splitco to perform any of its covenants, agreements or obligations hereunder in accordance with the terms hereof.

        (b)   Effective as of the Split-Off Effective Time, Liberty hereby transfers, assigns and conveys to Splitco all of Liberty's rights and benefits under this Agreement (other than Liberty's (and its officers' and directors') rights under Sections 6.6(f), 6.9, 6.10, 6.12, 6.13, 6.20, 6.22, 6.23, 6.24, 6.25 and 9.2 (such rights, collectively, the "Retained Rights"), provided that nothing herein shall affect any of Splitco's or DIRECTV's rights (other than against Liberty) under such sections) (such assigned rights and benefits, collectively, the "Assigned Rights"). Effective as of the Split-Off Effective Time, Splitco accepts the Assigned Rights and assumes and agrees to be bound by all of Liberty's liabilities and obligations under this Agreement (the "Assigned Obligations"), and to perform the Assigned Obligations in accordance with this Agreement; provided that, such assumption of liabilities and obligations is subject to Section 6.24(c).

        (c)   Effective as of the Split-Off Effective Time, (x) DIRECTV, Splitco, Holdings, Merger Sub One and Merger Sub Two hereby release Liberty from any obligations and liabilities relating to (i) any breach by Liberty or Splitco of any representation or warranty made by either of them hereunder or the failure of Liberty or Splitco to perform any covenant, agreement or obligation to be performed by Liberty or Splitco hereunder, (ii) Liberty's obligation pursuant to this Agreement to cause Splitco to perform its covenants, agreements or obligations hereunder and (iii) Splitco's performance after the Split-Off Effective Time of the Assigned Rights and Assigned Obligations (for the avoidance of doubt, the foregoing does not constitute a release in favor of Splitco with respect to any of the obligations of Splitco hereunder) and (y) Liberty hereby releases each of DIRECTV, Splitco, Holdings, Merger Sub One and Merger Sub Two from any obligations and liabilities relating to any breach by it of any representation or warranty made by it hereunder or its failure to perform in all material respects any covenant, agreement or obligation to be performed by it hereunder (other than any obligation of DIRECTV with respect to a Retained Right). In furtherance of and not in limitation of the foregoing, the parties agree that from and after the Split-Off Effective Time, DIRECTV, Holdings, Merger Sub One and Merger Sub Two will look solely to Splitco with respect to the performance of Splitco's and Liberty's covenants, agreements or obligations hereunder and with respect to any liability of Splitco or Liberty hereunder, whether such obligation or liability arises before or after the Split-Off Effective Time. Notwithstanding anything to the contrary contained herein, the foregoing releases shall not affect the obligations of Liberty and the rights of DIRECTV under Sections 3.14, 6.6 (but only as to clauses (c), (d), (e), (f)(i), (f)(iv), (g) and (h) thereof), 6.9, 6.11, 6.12, 6.13, 6.18, 6.19, 6.20(b), 6.21, 6.26, 6.27, 7.2(b) (but only insofar as such section relates to DIRECTV's obligation to effect the DIRECTV Merger) or 9.2 and the obligations of DIRECTV and the rights of Liberty under Sections 5.16, 6.6 (but only as to clauses (c), (d), (e), (f)(ii), (f)(iii), (f)(iv) and (g) thereof), 6.9, 6.10, 6.12, 6.13, 6.15(b), 6.20, 6.21, 6.22, 6.23, 6.24, 6.25 or 9.2.

        SECTION 6.25 Holdings Joinder.    Effective as of the Merger Effective Time, Holdings will become a party to, and become jointly and severally liable with Splitco under, the Reorganization Agreement and the Tax Sharing Agreement pursuant to a joinder agreement, in the form attached as Exhibit G hereto (the "Joinder Agreement").

        SECTION 6.26 No Acquisition of a DIRECTV Interest by Liberty.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Liberty will not (i) acquire, directly or indirectly, any additional shares of DIRECTV Common Stock or any other rights to purchase or receive additional shares of DIRECTV Common Stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of DIRECTV Common Stock or enter into any other hedging or other similar transaction that has the effect of providing Liberty, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV Common Stock (other than in each case any acquisition from or contract entered into with DIRECTV or any of its Subsidiaries).

        SECTION 6.27 No Acquisition of a Splitco Interest by Liberty.    From and after the Split-Off Effective Time and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Liberty will not acquire, directly or indirectly, any Splitco Interest.

ARTICLE VII
Conditions Precedent

        SECTION 7.1 Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligations of each party hereto to effect the Splitco Merger and the DIRECTV Merger, as applicable, is subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a)   Liberty Stockholder Approval.    The Liberty Stockholder Approval shall have been obtained in accordance with applicable Law and the Liberty Charter Documents;

        (b)   Restructuring and Split-Off.    The Restructuring and the Split-Off shall have been completed in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty, the Reorganization Agreement and applicable Law;

        (c)   DIRECTV Stockholder Approval.    The DIRECTV Stockholder Approval shall have been obtained in accordance with applicable Law and the DIRECTV Charter Documents;

        (d)   Regulatory Approvals.    (i) The waiting period, if any (and any extension thereof), applicable to the Mergers under the HSR Act shall have been terminated or shall have expired, and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a Splitco Material Adverse Effect or a DIRECTV Material Adverse Effect, (A) all other authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority (other than the FCC) shall have been filed, have occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being referred to as the "Requisite Regulatory Approvals"), and (B) all such Requisite Regulatory Approvals referred to in clause (A) shall be in full force and effect;

        (e)   FCC Approvals.    The Requisite FCC Approvals shall have been obtained;

        (f)    No Injunctions or Restraints.    No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

        (g)   Splitco Form S-4 and Holdings Form S-4.    The Splitco Form S-4 and the Holdings Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of either the Splitco Form S-4 or the Holdings Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

        (h)   Stock Listing.    The shares of Holdings Class A Common Stock deliverable to certain stockholders of Splitco and DIRECTV as contemplated by this Agreement shall have been approved for listing on NASDAQ or the New York Stock Exchange, subject to official notice of issuance.

        SECTION 7.2 Conditions to Obligations of DIRECTV.    The obligations of DIRECTV to effect the DIRECTV Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties.    Except as set forth in the following sentence, the representations and warranties set forth in Articles III and IV shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Splitco Material Adverse Effect. The representations and warranties set forth in Sections 3.2, 3.6, 3.7 and 4.2 shall be true and correct in all respects (other than clause (x) of the fourth sentence of Section 3.2 and clause (x) of the fifth sentence of Section 4.2, each of which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer, dated as of the Closing Date, to such effect;

        (b)   Performance of Obligations of Liberty.    Liberty shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer to such effect;

        (c)   Performance of Obligations of Splitco.    Splitco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer to such effect;

        (d)   No Litigation, Etc.    There shall not be any action, proceeding or litigation instituted, commenced or pending by any Governmental Authority that is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on the ability of Holdings effectively to exercise full rights of ownership of all shares of the DIRECTV Surviving Corporation and the Splitco Surviving Corporation, (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Holdings' ownership or operation of all or any material portion of the businesses and assets of DIRECTV and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Splitco and its Subsidiaries, taken as a whole, (iii) as a result of the Transactions, compel Holdings to dispose of any shares of the DIRECTV Surviving Corporation or the Splitco Surviving Corporation or to dispose of or hold separate any material portion of the businesses or assets of DIRECTV and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Splitco and its Subsidiaries, taken as a whole, or (iv) impose damages on Holdings, Splitco or DIRECTV or any of their respective Subsidiaries as a result of the Transactions in amounts that are material in relation to Holdings or the Transactions;

        (e)   No Restraint.    No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.2(d) shall be in effect;

        (f)    Resignations.

            (i)  DIRECTV shall have received written resignation letters, effective as of the Merger Effective Time, from any Representative of Liberty who holds a position as a director or officer of Splitco or any Subsidiary of Splitco;

           (ii)  Representatives of DIRECTV shall be appointed to the management committee (or comparable governing body) of the Game Show Network, LLC ("GSN") as of the Merger Effective Time to fill the vacancies created by the resignation of the Representatives of Liberty;

        (g)   Malone Certificate.    DIRECTV shall have received a certificate signed by Dr. Malone in the form attached hereto as Exhibit H (the "Malone Certificate").

        (h)   Transaction Agreements.

          (i)    Each of the parties (other than DIRECTV and its Subsidiaries) to the Transaction Agreements (other than the Liberty Credit Facility) and the Letter Agreement shall have performed in all material respects all obligations required to be performed by such party under such Transaction Agreement at or prior to the Closing Date;

           (ii)  Each of the Transaction Agreements and the Letter Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party); and

        (i)    Tax Matters.

            (i)  (A) DIRECTV shall have received an opinion of its counsel, Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to DIRECTV, dated the Closing Date, or Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner), in form and substance reasonably satisfactory to DIRECTV, to the effect that the DIRECTV Merger, taken together with the Splitco Merger and the Malone Contribution, will be treated, for United States federal income tax purposes, as exchanges described in Section 351 of the Code. In rendering any such opinion, such counsel shall be entitled to rely upon the Malone Certificate and customary assumptions and certificates of officers of Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions. (B) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) with respect to the matters described in Section 7.2(i)(i) of the Liberty Disclosure Schedule.

           (ii)  (w) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; no gain or loss will be recognized by Liberty upon the distribution of Splitco Common Stock; no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment Common Stock upon the exchange of shares of Liberty Entertainment Common Stock for shares of Splitco Common Stock (except with respect to cash received in lieu of fractional shares); and, in the case of the IRS private letter ruling, such other rulings as set forth in Section 7.2(i)(ii) of the Liberty Disclosure Schedule; (x) Liberty or Splitco shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) or Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the Splitco Merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code or that the Splitco Merger and the Malone Contribution, taken together with the DIRECTV Merger, will be treated as exchanges described in Section 351 of the Code, (y) Liberty and Splitco shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the exchange of stock of News for stock of Greenlady that was effected between News and Subsidiaries of Liberty on February 27, 2008 (the "News Exchange") or (II) any of the internal distributions of the stock of Greenlady that were effected by Subsidiaries of News in connection with the News Exchange and (z) if the Redemption Date is not the same date as the Closing Date, Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, dated the Closing Date, substantially to the effect that the Splitco Merger, the Malone Contribution and the DIRECTV Merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off. In rendering any such opinions, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of Liberty, Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions.

          (iii)  The representations and warranties provided to and the assumptions made by Skadden, Arps, Slate, Meagher & Flom LLP in connection with the tax opinions described in clause (w) and (y) of Section 7.2(i)(ii), and the representations and warranties provided to the IRS in connection with the private letter ruling described in clause (w) of Section 7.2(i)(ii), shall be true and correct in all material respects at and as of the Split-Off Effective Time, except to the extent expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

        (j)    Malone Contribution.    The Malone Contribution shall have occurred in accordance with the terms of the Malone Agreement.

        SECTION 7.3 Conditions to Obligation of Liberty and Splitco.    The obligation of Liberty and Splitco to effect the Splitco Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties.    Except as set forth in the following sentence, the representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect. The representations and warranties set forth in Sections 5.2 and

5.6 shall be true and correct in all respects (other than clause (x) of the fourth sentence of Section 5.2, which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Liberty shall have received a certificate signed on behalf of DIRECTV by an authorized officer, dated as of the Closing Date, to such effect;

        (b)   Performance of Obligations of DIRECTV and Holdings.    DIRECTV and Holdings each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each of Liberty and Splitco shall have received a certificate signed on behalf of DIRECTV by an authorized officer of DIRECTV to such effect;

        (c)   No Litigation, Etc.    There shall not be any action, proceeding or litigation instituted, commenced or pending by any Governmental Authority that is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Liberty's ownership or operation of any portion of any of the businesses or assets of Liberty or its Subsidiaries (excluding the Splitco Business), (ii) as a result of the Transactions, compel Liberty to dispose of or hold separate any portion of any of the businesses or assets of Liberty or its Subsidiaries (excluding the Splitco Business), or (iii) impose damages on Liberty or any of its Subsidiaries (excluding the Splitco Business) as a result of the Transactions;

        (d)   No Restraint.    No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.3(c) shall be in effect;

        (e)   Joinder Agreement.    The Joinder Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party);

        (f)    Tax Matters.    (i) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Redemption Date, (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner) in each case, in form and substance reasonably acceptable to Liberty and Splitco, substantially to the effect that the Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; no gain or loss will be recognized by Liberty upon the distribution of Splitco Common Stock; no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment Common Stock upon the exchange of shares of Liberty Entertainment Common Stock for shares of Splitco Common Stock (except with respect to cash received in lieu of fractional shares); and, in the case of the IRS private letter ruling, such other rulings as set forth in Section 7.2(i)(ii) of the Liberty Disclosure Schedule; (ii) Liberty or Splitco shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner), or Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, in each case, in form and substance reasonably acceptable to Liberty and Splitco, substantially to the effect that the Splitco Merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code and that the Splitco Merger and the Malone Contribution, taken together with the DIRECTV Merger, will be treated as exchanges described in Section 351 of the Code, (iii) Liberty and Splitco shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and Splitco, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), to the effect that the Split-Off will not affect the tax-free treatment under

Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the News Exchange or (II) any of the internal distributions of the stock of Greenlady that were effected by Subsidiaries of News in connection with the News Exchange and (iv) if the Redemption Date is not the same date as the Closing Date, Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and Splitco, dated the Closing Date, substantially to the effect that the Splitco Merger, the Malone Contribution and the DIRECTV Merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off. In rendering any such opinions, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of Liberty, Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions.

        SECTION 7.4 Frustration of Closing Conditions.    None of Liberty, Splitco, Holdings or DIRECTV may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Mergers and the other Transactions, as required by and subject to Section 6.6.

ARTICLE VIII
Survival

        SECTION 8.1 Survival.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time or the termination of this Agreement (other than as provided in Section 9.2). The covenants and agreements herein that relate to actions to be taken at or after the Merger Effective Time shall survive the Merger Effective Time.

ARTICLE IX
Termination

        SECTION 9.1 Termination.    This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

        (a)   by the mutual written consent of Splitco, on the one hand, and DIRECTV, on the other hand, duly authorized by each of their respective Boards of Directors;

        (b)   by either Splitco, on the one hand, or DIRECTV, on the other hand:

            (i)  if the Transactions shall not have been consummated on or before the Walk-Away Date, provided that if, as of the Walk-Away Date, all conditions to this Agreement shall have been satisfied or waived (other than those that may only be satisfied by action taken at the Closing) other than the conditions set forth in Sections 7.1(d) and 7.1(e), then the Walk-Away Date shall be extended for an additional ninety (90) calendar days (the "Extended Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of either of the Mergers to occur on or before the Walk-Away Date or the Extended Walk-Away Date, if applicable, and such action or failure to act constitutes a breach of this Agreement or any of the other Transaction Agreements;

           (ii)  if any Restraint having the effect set forth in Section 7.1(f) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted from such party's failure to perform any of its obligations under this Agreement or any of the other Transaction Agreements;

          (iii)  if the Liberty Stockholder Approval shall not have been obtained at the Liberty Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

  provided, however, that the right of Splitco to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1 or 6.4; or

          (iv)  if the DIRECTV Stockholder Approval shall not have been obtained at the DIRECTV Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of DIRECTV to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1 or 6.5.

        (c)   by DIRECTV:

            (i)  if Liberty and/or Splitco shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Articles III and IV shall fail to be true), which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2(a), (b) or (c) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by Liberty or Splitco, as applicable, within thirty (30) calendar days following receipt of written notice from DIRECTV of such breach or failure;

           (ii)  if any Restraint having the effect of granting or implementing any relief referred to Section 7.2(d) shall be in effect and shall have become final and nonappealable; or

          (iii)  if a Liberty Adverse Recommendation Change shall have occurred.

        (d)   by Splitco:

            (i)  if DIRECTV or Holdings shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Article V shall fail to be true), which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by DIRECTV or Holdings within thirty (30) calendar days following receipt of written notice from Splitco of such breach or failure;

           (ii)  if any Restraint having the effect of granting or implementing any relief referred to Section 7.3(c) shall be in effect and shall have become final and nonappealable;

          (iii)  if a DIRECTV Adverse Recommendation Change shall have occurred; or

          (iv)  at any time on or after July 31, 2009, if by such date (x) a private letter ruling from the IRS satisfying the condition to the obligation of DIRECTV to effect the DIRECTV Merger set forth in Section 7.2(i)(i)(B) has not been received by Liberty and (y) DIRECTV shall not have delivered to Liberty an officer's certificate in the form of Exhibit N hereto.

        SECTION 9.2 Effect of Termination.    In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made (a "Termination Notice"), and this Agreement shall forthwith become null and void (other than the first sentence of Section 3.6, the first sentence of Section 5.6, Section 6.6(f), the second to last sentence of Section 6.8, Sections 6.13, 6.24, 9.2 and 9.3, and Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of DIRECTV, Liberty, Splitco, Holdings, Merger Sub One or Merger Sub Two or their respective directors, officers and Affiliates, except (i) DIRECTV or Splitco may have liability as provided in Section 9.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms or (ii) terminate as of the Merger Effective Time.

        SECTION 9.3 Termination Fee and Expenses.

        (a)   In the event that this Agreement is terminated by DIRECTV pursuant to Section 9.1(c)(iii), then Splitco shall pay to DIRECTV (i) a termination fee of $450,000,000 in cash (the "Termination Fee") and (ii) an expense reimbursement in cash for reasonable and documented out-of-pocket costs and expenses incurred in connection with the Transactions up to a maximum of $10,000,000 (the "Expense Reimbursement").

        (b)   In the event that (i) a Splitco Takeover Proposal shall have been made known to Liberty or shall have been made known to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Splitco Takeover Proposal, and (ii) this Agreement is terminated by DIRECTV, on the one hand, or Splitco, on the other hand, pursuant to Section 9.1(b)(iii), then Splitco shall pay to DIRECTV the Expense Reimbursement. In addition, if Liberty, Splitco or any of their respective Subsidiaries (A) enters into a Splitco Acquisition Agreement with respect to any Splitco Takeover Proposal within nine months of the date of the termination referenced in clause (ii) in the previous sentence and the transactions contemplated by such Splitco Acquisition Agreement are consummated or (B) consummates any Splitco Takeover Proposal within nine months of the date of termination referenced in clause (ii) in the previous sentence, then Splitco shall pay to DIRECTV the Termination Fee in accordance with Section 9.3(f).

        (c)   In the event that this Agreement is terminated by Splitco pursuant to Section 9.1(d)(iii) then DIRECTV shall pay to Splitco the Termination Fee and the Expense Reimbursement.

        (d)   In the event that (i) a DIRECTV Takeover Proposal shall have been made known to DIRECTV or shall have been made known to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a DIRECTV Takeover Proposal, and (ii) this Agreement is terminated by DIRECTV, on the one hand, or Splitco, on the other hand, pursuant to Section 9.1(b)(iv), then DIRECTV shall pay to Splitco the Expense Reimbursement; provided that DIRECTV shall not reimburse Splitco for any out-of-pocket costs or expenses related solely to the Split-Off. In addition, if DIRECTV or any of its Subsidiaries (A) enters into a DIRECTV Acquisition Agreement with respect to any DIRECTV Takeover Proposal within nine months of the date of the termination referenced in clause (ii) in the previous sentence and the transactions contemplated by such DIRECTV Acquisition Agreement are consummated or (B) consummates any DIRECTV Takeover Proposal within nine months of the date of termination referenced in clause (ii) in the previous sentence, then DIRECTV shall pay to Splitco the Termination Fee in accordance with Section 9.3(f).

        (e)   For purposes of Section 9.3(b) only, with respect to the definition of Splitco Takeover Proposal, all references to "10% or more" in the Splitco Takeover Proposal shall be deemed to be a reference to "50% or more." For purposes of Section 9.3(d) only, with respect to the definition of DIRECTV Takeover Proposal, all references to "10% or more" in the definition of DIRECTV Takeover Proposal shall be deemed to be a reference to "50% or more."

        (f)    Any payment required to be made in accordance with Section 9.3(a) or Section 9.3(c) shall be made concurrently with the termination of this Agreement by Liberty and Splitco, on the one hand, or DIRECTV, on the other hand. Any Expense Reimbursement required to be paid pursuant to Section 9.3(b) or Section 9.3(d) shall be made concurrently with the termination of this Agreement by Splitco, on the one hand, or DIRECTV, on the other hand. Any Termination Fee required to be paid pursuant to Section 9.3(b) shall be made promptly following the consummation of any Splitco Takeover Proposal (and in any event not later than two Business Days after delivery to Splitco by DIRECTV of notice of demand for payment following such consummation). Any Termination Fee required to be paid pursuant to Section 9.3(d) shall be made promptly following the consummation of any DIRECTV Takeover Proposal (and in any event not later than two Business Days after delivery to DIRECTV by Splitco of notice of demand for payment following such consummation).

        (g)   In the event that Liberty and Splitco, on the one hand, or DIRECTV, on the other hand, shall fail to pay the Termination Fee required pursuant to this Section 9.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. in New York City from time to time during such period, as such bank's prime lending rate plus 3%. In addition, if Liberty and Splitco, on the one hand, or DIRECTV, on the other hand, shall fail to pay such fee when due, the non-paying party shall also pay to the other party all of its costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. Liberty, Splitco and DIRECTV acknowledge that the fee and the other provisions of this Section 9.3 are an integral part of the Transactions and that, without these agreements, DIRECTV, Liberty and Splitco would not enter into this Agreement.

ARTICLE X
Miscellaneous

        SECTION 10.1 Amendment or Supplement.    At any time prior to the Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Liberty Stockholder Approval, the DIRECTV Stockholder Approval or the Splitco Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the holders of Liberty Entertainment Common Stock, the stockholders of DIRECTV or the stockholders of Splitco, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the holders of Liberty Entertainment Common Stock, the stockholders of DIRECTV or the stockholders of Splitco without such approval.

        SECTION 10.2 Extension of Time, Waiver, Etc.    At any time prior to the Merger Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two or DIRECTV in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 10.3 Assignment.    Except as provided in Section 6.24, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law (other than as a result of a merger or business combination involving Liberty, the primary purpose of which is not to avoid its obligations under this Agreement; provided, that such merger or business combination involving Liberty would not reasonably be expected to impede or delay, in any material respect, the consummation of the Transactions) or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        SECTION 10.4 Counterparts.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries.    This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any

Transaction Agreement, the Liberty Disclosure Schedule, the DIRECTV Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.10, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 10.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 shall be deemed effective service of process on such party.

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

        SECTION 10.7 Specific Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

        SECTION 10.8 Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to DIRECTV, Holdings, Merger Sub One or Merger Sub Two, or after the Merger Effective Time, Splitco, to:

    The DIRECTV Group, Inc.
    2230 East Imperial Highway
    El Segundo, CA 90245
    Attention: Larry D. Hunter, General Counsel
    Facsimile: (310) 964-0838

with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention: Frederick S. Green
                      Michael E. Lubowitz
    Facsimile: (212) 310-8007

with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, NY 10017
    Attention: Richard I. Beattie
                      Marni J. Lerner
                      Kathryn King Sudol
    Facsimile: (212) 455-2502

If to Liberty, or, prior to the Merger Effective Time, Splitco, to:

    Liberty Media Corporation
    12300 Liberty Boulevard
    Englewood, CO 80112
    Attention: Charles Y. Tanabe, General Counsel
    Facsimile: (720) 875-5382

with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    30 Rockefeller Plaza
    New York, NY 10112
    Attention: Frederick McGrath
                      Jonathan Gordon
                      Renee L. Wilm
    Facsimile: (212) 408-2503

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 10.9 Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 10.10 Definitions.

        (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "Action" means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and, solely with respect to Dr. Malone, Dr. Malone's immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained primarily for the benefit of such persons or Dr. Malone. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of DIRECTV and its Subsidiaries shall be deemed to be Affiliates of any of Liberty or Splitco or any of their respective Subsidiaries and (ii) none of Liberty or Splitco or any of their respective Subsidiaries shall be deemed to be Affiliates of DIRECTV, Holdings or any of their respective Subsidiaries, in each case, for any periods prior to the Merger Effective Time. In addition, for purposes of this Agreement, (i) GSN and its Subsidiaries shall be deemed to be Affiliates of Liberty for all periods prior to the Split-Off Effective Time and Splitco for all periods prior to the Merger Effective Time, (ii) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Affiliates, will be treated as Affiliates of Liberty or Splitco for any purpose, and (iii) none of Liberty and its Subsidiaries shall be deemed to be Affiliates of Splitco or any of its Subsidiaries following the Split-Off Effective Time.

        "Ancillary Agreements" has the meaning given to such term in the Share Exchange Agreement.

        "Beneficially Own," "Beneficial Owner" and "Beneficial Ownership" and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person's Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.

        "Business Day" means a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

        "CERCLIS" means the Comprehensive Environmental Response, Comprehension and Liability Information System.

        "Communications Act" means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

        "Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

        "Contribution" has the meaning given to such term in the Reorganization Agreement.

        "Customer Agreements" means all Contracts between any RSN Subsidiary and a customer of the RSN Splitco Business.

        "DIRECTV Adjusted RSU" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Adjusted Stock Option" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV RSU" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Stock Option" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Stock Plans" means the DIRECTV Amended and Restated 2004 Stock Plan and the Hughes Electronics Corporation 2000 Retention Stock Option Grant Program.

        "Environmental Claim" means any claim, action, cause of action, investigation, request for information or notice (written or oral) by any Person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned or operated by such Person or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any contractual liabilities.

        "Environmental Laws" means all Laws relating to pollution or the protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Hazardous Materials into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and its state equivalents, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of the Transferred Business or Splitco under the Federal Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Agent" means Computershare Trust Company, N.A.

        "Excluded Malone Shares" means any shares of Liberty Entertainment Common Stock held by, or Beneficially Owned by, Dr. Malone, Mrs. Leslie Malone, Tracy Malone, Evan D. Malone, The Tracy L. Neal Trust A, The Evan D. Malone Trust A, the John C. Malone Charitable Remainder Unitary Trust, 1997, the John C. Malone IRA Account and the Liberty 401(k) plan for the benefit of Dr. Malone.

        "FCC" means the Federal Communications Commission, including any bureau or division thereof acting on delegated authority.

        "FLSA" means the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, as amended.

        "FUN Technologies" means FUN Technologies ULC, a Nova Scotia unlimited liability company formed under the laws of the province of Nova Scotia (formerly known as FUN Technologies Inc.).

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

        "Greenlady" means Greenlady Corp., a Delaware corporation and wholly-owned indirect subsidiary of Liberty.

        "GSN Network" means the programming cable networks operated by GSN.

        "GSN Operating Agreement" means the Second Amended and Restated Operating Agreement for Game Show Network, LLC, dated as of April 9, 2009, by and among Sony Pictures Entertainment Inc., Sony Pictures Cable Ventures I Inc., LDIG, LLC, LDIG Gamenet, Inc. and Liberty Genius, Inc.

        "Hazardous Materials" means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law, or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

        "Holdings Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Holdings.

        "Holdings Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of Holdings.

        "Holdings Common Stock" means the Holdings Class A Common Stock and the Holdings Class B Common Stock.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" means all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

        "Knowledge" means (i) with respect to DIRECTV, the actual knowledge of any of the individuals set forth in Section 1.1(a) of the DIRECTV Disclosure Schedule after due inquiry, and (ii) with respect to Liberty, the actual knowledge of any of the individuals set forth in Section 1.1(b) of the Liberty Disclosure Schedule after due inquiry.

        "Laws" means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

        "LDIG Gamenet Restructuring" means the transactions contemplated by Step 8 of the Restructuring Plan attached as Schedule 1.1 to the Reorganization Agreement.

        "LEI Group" has the meaning given to such term in the Tax Sharing Agreement.

        "Letter Agreement" means the letter agreement, dated the date hereof, by and among Liberty, Splitco and Mr. Robert R. Bennett.

        "Liabilities" means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

        "Liberty Affiliated Group" means an affiliated group, which includes Splitco or any of its Subsidiaries (after giving effect to the Restructuring) during the relevant taxable period, the common parent of which is or was Liberty, Splitco or any of their respective Subsidiaries.

        "Liberty Combined Group" means an affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes, which includes Splitco or any of its Subsidiaries (after giving effect to the Restructuring) during the relevant taxable period, the common parent of which is or was Liberty, Splitco or any of their respective Subsidiaries.

        "Liberty Common Stock" means Liberty's Series A Liberty Capital common stock, par value $0.01 per share, Series B Liberty Capital common stock, par value $0.01 per share, Series A Liberty Interactive common stock, par value $0.01 per share, Series B Liberty Interactive common stock, par value $0.01 per share, and the Liberty Entertainment Common Stock.

        "Liberty DIRECTV Shares" shall, except as otherwise provided in the next sentence, mean the Liberty Owned DIRECTV Shares, as defined in Section 3.7(a). Notwithstanding the foregoing, in the event that, at or prior to the Closing, Bank of America shall not have approved the Greenlady Debt Restructuring, then, if instructed by DIRECTV in its sole discretion, the Liberty DIRECTV Shares shall not include the Greenlady II DIRECTV Shares.

        "Liberty Entertainment Common Stock" means the Series A Liberty Entertainment Common Stock and the Series B Liberty Entertainment Common Stock.

        "Liberty Entertainment Equity Awards" means, collectively, (i) all outstanding Liberty Entertainment Restricted Shares, Liberty Entertainment SARs and Liberty Entertainment Stock Options and (ii) all Liberty Entertainment Restricted Shares, Liberty Entertainment SARs and Liberty Entertainment Stock Options granted after the date hereof as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule.

        "Liberty Entertainment Restricted Share" means an outstanding restricted share with respect to shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Entertainment SAR" means an outstanding stock appreciation right with respect to shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Entertainment Stock Option" means an outstanding option to purchase shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Stock Plans" means the following plans approved by the Liberty Board of Directors: (i) the Liberty Media Corporation 2000 Incentive Plan (as amended), (ii) the Liberty Media Corporation 2007 Incentive Plan and (iii) the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan.

        "Liens" means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" Laws of the various States of the United States).

        "Losses" means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

        "Malone Contribution Time" means the time of completion of the Malone Contribution.

        "Material Adverse Effect" means, with respect to any party, any material adverse effect on, or change, event, occurrence, development, condition or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence, development, condition or state of facts occurring after the date of this Agreement (x) relating to the United States economy in general or (y) relating to the industry in which such Person operates in general and (in each case under (x) and (y)) not specifically relating to (or disproportionately affecting) such Person, or (ii) such party's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions; provided that for purposes of any determination as to the existence of a "Material Adverse Effect" with respect to Splitco, Splitco's assets shall be deemed to consist of (A) only the Splitco Business and shall exclude the Liberty Owned DIRECTV Shares and, (B) solely for purposes of Section 7.2(a), the Splitco Business and the Liberty Owned DIRECTV Shares. No effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (i) the announcement or performance of this Agreement and the Transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Splitco Business or DIRECTV (in each case, other than in respect of Section 4.3(b) and Section 5.3(b)), (ii) acts of war or terrorism or natural disasters, (iii) changes in any Laws or regulations or applicable accounting regulations or principles or the interpretations thereof, (iv) the fact, in and of itself (and not the underlying causes thereof) that Splitco or any of its Subsidiaries or DIRECTV failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (v) any change, in and of itself (and not the underlying causes thereof) in the stock price of the Liberty Entertainment Common Stock or DIRECTV Common Stock. Notwithstanding the foregoing, clause (ii) of the first sentence of this definition shall not diminish the effect of and shall be disregarded for purposes of the conditions contained in Article VII.

        "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

        "Non-RSN Splitco Business" means the business conducted by FUN Technologies and GSN immediately prior to the date hereof.

        "Permitted Liens" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business which are not yet due and payable or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (iii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by a party or any of its Subsidiaries.

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

        "Redemption Date" has the meaning given to such term in the Reorganization Agreement.

        "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        "Representatives" means, as to any Person, that Person's directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents controlled affiliates, controlling persons and other representatives. As to Liberty and Splitco, "Representative" specifically excludes DIRECTV and its Representatives and, as to DIRECTV, "Representative" specifically excludes Liberty, Splitco and their respective Representatives, it being understood that the members of the DIRECTV Board of Directors who are directors or officers of Liberty or Splitco shall be considered Representatives of Liberty or Splitco (as applicable) and not of DIRECTV, for purposes of this Agreement.

        "Restructuring" has the meaning given to such term in the Reorganization Agreement.

        "Restructuring Agreements" has the meaning given to such term in the Reorganization Agreement.

        "RSN Splitco Business" means the business conducted by the RSN Subsidiaries immediately prior to the date hereof.

        "RSN Subsidiary" means each of Fox Sports Net Northwest, LLC, Fox Sports Net Rocky Mountain, LLC and Fox Sports Net Pittsburgh, LLC.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series A Liberty Entertainment Common Stock" means the Series A Liberty Entertainment common stock, par value $0.01 per share.

        "Series B Liberty Entertainment Common Stock" means the Series B Liberty Entertainment common stock, par value $0.01 per share.

        "Series C Liberty Entertainment Common Stock" means the Series C Liberty Entertainment common stock, par value $0.01 per share.

        "Series A Splitco Common Stock" means the Series A Common Stock, par value $0.01 per share, of Splitco.

        "Series B Splitco Common Stock" means the Series B Common Stock, par value $0.01 per share, of Splitco.

        "Series C Splitco Common Stock" means the Series C Common Stock, par value $0.01 per share, of Splitco.

        "Services Agreement" means the Services Agreement by and between Liberty and Splitco, in the form of agreement attached as Exhibit I hereto.

        "Special Committee" means the committee of the Board of Directors of DIRECTV comprised of independent directors (as determined in accordance with the rules of NASDAQ) formed for the purpose of reviewing the Transactions.

        "Special Option Grant" means the option to purchase 500,000 shares of Series A Liberty Entertainment Common Stock to be granted to Mr. Robert R. Bennett pursuant to the Letter Agreement.

        "Splitco 2009 Incentive Plan" means the Liberty Entertainment, Inc. 2009 Incentive Plan, in the form of Exhibit J hereto.

        "Splitco Adjusted Equity Awards" means the Splitco Adjusted Options, Splitco Adjusted SARs and Splitco Adjusted Restricted Shares.

        "Splitco Adjusted Option" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Adjusted Restricted Share" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Adjusted SAR" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Assets" means the assets of Splitco and its Subsidiaries after giving effect to the Restructuring and the Split-Off.

        "Splitco Business" means the business conducted by the RSN Subsidiaries, FUN Technologies and GSN immediately prior to the date hereof, including any subsequent changes thereto as are permitted by this Agreement.

        "Splitco Cash Amount" has the meaning given to such term in Section 1.1(c) of the DIRECTV Disclosure Schedule.

        "Splitco Common Stock" means the Series A Splitco Common Stock, the Series B Splitco Common Stock and the Series C Splitco Common Stock.

        "Splitco Director Plan" means the Liberty Entertainment, Inc. 2009 Nonemployee Director Plan, in the form of Exhibit K.

        "Splitco Equity Awards" means the Splitco Stock Options, Splitco SARs and Splitco Restricted Shares.

        "Splitco Exchange Ratio" means the quotient (rounded to the nearest five decimal places) obtained by dividing (i) 518,325,335 by (ii) an amount equal to:

        (a)   the aggregate number of shares of Splitco Common Stock issued and outstanding immediately prior to the Merger Effective Time, plus

        (b)   the product obtained by multiplying (x) the aggregate number of shares of Liberty Entertainment Common Stock underlying all Liberty Entertainment Stock Options (other than the Special Option Grant and each Subsequent Option Grant) and Liberty Entertainment SARs, in each case, that were awarded on or after March 1, 2009 and prior to the Split-Off Effective Time (which number of shares shall not be reduced solely for purposes of this clause (b) in the event that any of such Liberty Entertainment Stock Options have been exercised prior to the Merger Effective Time, but shall be reduced by the number of shares underlying such Liberty Entertainment Stock Options and Liberty Entertainment SARs that have been cancelled or forfeited as of the Merger Effective Time) by (y) 0.90, plus

        (c)   the aggregate number of shares of Splitco Common Stock underlying all Splitco Stock Options and Splitco SARs that were awarded after the Split-Off Effective Time and prior to the Merger Effective Time (but not in connection with any adjustment to any Liberty Entertainment Equity Award resulting from the Split-Off) (which number of shares shall not be reduced solely for purposes of this clause (c) in the event that any of such Splitco Stock Options have been exercised prior to the Merger Effective Time, but shall be reduced by the number of shares underlying such Splitco Stock Options and Splitco SARs that have been cancelled or forfeited as of the Merger Effective Time), minus

        (d)   the product obtained by multiplying (x) the aggregate number of shares of Liberty Entertainment Common Stock issued on or after March 1, 2009 and prior to the Split-Off Effective Time pursuant to the exercise or settlement of any Liberty Entertainment Stock Option or Liberty Entertainment SAR by (y) 0.90, minus

        (e)   the aggregate number of shares of Splitco Common Stock issued after the Split-Off Effective Time and prior to the Merger Effective Time pursuant to the exercise or settlement of any Splitco Stock Option or Splitco SAR.

Each of the foregoing calculations shall be subject to the adjustment provision set forth in Section 2.1(d).

        "Splitco Restricted Share" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco RSN Network" means each of the regional sports programming cable networks operated by the RSN Subsidiaries.

        "Splitco SAR" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Stock Option" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Stock Plans" means the Splitco 2009 Incentive Plan, the Splitco Director Plan and the Splitco Transitional Plan.

        "Splitco Transitional Plan" means the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan, in the form of Exhibit L hereto.

        "Split-Off Effective Time" means the time on the Redemption Date at which the Split-Off is completed.

        "Subsequent Option Grant" means each grant, if any, of options to purchase shares of Series A Liberty Entertainment Common Stock made to Mr. Bennett beginning on November 1, 2009 pursuant to the Letter Agreement.

        "Subsidiary" when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of DIRECTV and its Subsidiaries shall be deemed to be Subsidiaries of any of Liberty, Splitco or Holdings or any of their respective Subsidiaries, and (ii) none of Liberty or Splitco or any of their respective Subsidiaries shall be deemed to be Subsidiaries of DIRECTV or any of its Subsidiaries, in each case, for any periods prior to the Merger Effective Time. In addition, for purposes of this Agreement, (i) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Subsidiaries of Liberty, Splitco or Holdings for any purpose, and (ii) GSN and its Subsidiaries shall be deemed to be Subsidiaries of Splitco for all purposes.

        "Tax" or "Taxes" means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any Taxing Authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.

        "Taxing Authority" means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.

        "Tax Returns" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

        "Tax Sharing Agreement" means the Tax Sharing Agreement by and between Liberty and Splitco, in the form attached as Exhibit M hereto.

        "Transaction Agreements" means, collectively, this Agreement, the Reorganization Agreement, the Tax Sharing Agreement, the Liberty Revolving Credit Facility, the DIRECTV Credit Facility, the Services Agreement, the Malone Agreement and the Liberty Agreement, including all exhibits or annexes attached hereto or thereto.

        "Transactions" means, collectively, the transactions contemplated by the Transaction Agreements, including the Mergers, the Restructuring and the Split-Off.

        "Walk-Away Date" means twelve months from the date hereof.

        "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local Law of any jurisdiction in the United States of America.

        The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	1
Alternative Board	4
Antitrust Laws	50
Assigned Obligations	62
Assigned Rights	62
Audited Financial Statements	19
Bank of America	61
Bankruptcy and Equity Exception	12
Certificates	7
Class Approval	13
Closing	2
Closing Date	2
COBRA	59
Code	2
Confidentiality Agreement	54
Controlled Group Liability	22
Current Board	4
Delaware Chancery Court	72
DGCL	2
DIRECTV	1
DIRECTV Acquisition Agreement	53
DIRECTV Adverse Recommendation Change	49
DIRECTV Adverse Recommendation Notice	49
DIRECTV Affiliated Group	35
DIRECTV Board Recommendation	38
DIRECTV Bylaws	3
DIRECTV Certificate of Merger	3
DIRECTV Certificates	7
DIRECTV Charter	3
DIRECTV Charter Documents	29
DIRECTV Class B Common Stock	30
DIRECTV Combined Group	35
DIRECTV Common Stock	4
DIRECTV Credit Facility	65
DIRECTV Disclosure Schedule	29
DIRECTV Effective Time	3
DIRECTV Engagement Letter	34
DIRECTV Equity Awards	10
DIRECTV Excess Stock	30
DIRECTV Exchange Ratio	5
DIRECTV Fairness Opinion	35
DIRECTV FCC Approvals	32
DIRECTV Material Adverse Effect	29
DIRECTV Merger	2
DIRECTV Merger Consideration	5
DIRECTV Preferred Stock	30
DIRECTV Proxy Statement	31
DIRECTV Representatives	48
DIRECTV SEC Documents	33

DIRECTV Stockholder Approval	32
DIRECTV Stockholders Meeting	38
DIRECTV Subsidiary Documents	29
DIRECTV Superior Proposal	50
DIRECTV Surviving Corporation	2
DIRECTV Takeover Proposal	49
Dr. Malone	1
ERISA Affiliate	22
Exchange Act	13
Exchange Agent	7
Exchange Agreement	7
Exchange Fund	7
Expense Reimbursement	70
Extended Walk-Away Date	68
FCC Submission	51
Greenlady Debt	61
Greenlady Debt Restructuring	61
Greenlady II	61
Greenlady II DIRECTV Shares	15
GSN	65
Holdings	1
Holdings Equity Awards	10
Holdings Form S-4	14
Holdings Incentive Plans	10
Indemnification Agreement	52
Indemnitee	55
Indemnitor	55
IRS	13
IRS Ruling	53
IRS Ruling Submission	57
Joinder Agreement	63
Liberty	1
Liberty Adverse Recommendation Change	46
Liberty Adverse Recommendation Notice	46
Liberty Agreement	2
Liberty and Splitco Representatives	45
Liberty Board Recommendation	38
Liberty Charter Documents	11
Liberty Disclosure Schedule	11
Liberty Engagement Letters	14
Liberty Entertainment	1
Liberty Entertainment Interest	36
Liberty Fairness Opinion	16
Liberty FCC Approvals	13
Liberty FCC Issue	51
Liberty Owned DIRECTV Shares	15
Liberty Preferred Stock	11
Liberty Proxy Statement	13
Liberty Releasees	53
Liberty Revolving Credit Facility	61
Liberty SEC Documents	14

Liberty Stockholder Approval	13
Liberty Stockholders Meeting	38
Liberty/Splitco Releasees	52
Malone Agreement	2
Malone Certificate	65
Malone Contribution	1
Malone Splitco Shares	1
May 2008 Letter	53
Merger Consideration	5
Merger Effective Time	3
Merger Sub One	1
Merger Sub One Common Stock	5
Merger Sub Two	1
Mergers	2
Minority Approval	13
NASDAQ	13
News	15
News Exchange	66
No-Action Letter	58
Permits	20
Permitted Payments	61
Pre-Closing Period	43
Pre-Split-Off Greenlady Debt Repayments	61
Pre-Split-Off Period	62
Reorganization Agreement	1
Requisite FCC Approvals	32
Requisite Regulatory Approvals	63
Restraints	64
Retained Rights	62
SEC	10
Seller Disability Plans	59
Separate Legal Defenses	55
Share Exchange Agreement	15
Sole Stockholder Approvals	60
Splitco	1
Splitco Acquisition Agreement	46
Splitco Adjusted Equity Awards	10
Splitco Approved Expenses	44
Splitco Balance Sheet Date	19
Splitco Bylaws	3
Splitco Certificate of Merger	3
Splitco Certificates	7
Splitco Charter	3
Splitco Charter Documents	16
Splitco Collective Bargaining Agreement	24
Splitco Employee Benefit Plans	22
Splitco Employment Agreements	22
Splitco FCC Approvals	19
Splitco Form S-4	14
Splitco Interest	36
Splitco Leased Real Property	27

Splitco Licensed Intellectual Property	27
Splitco Material Adverse Effect	11
Splitco Material Contract	27
Splitco Merger	2
Splitco Merger Consideration	5
Splitco Owned Intellectual Property	27
Splitco Permits	20
Splitco Public Charter Documents	56
Splitco Real Property Leases	27
Splitco Stockholder Approval	19
Splitco Subsidiary Documents	17
Splitco Superior Proposal	47
Splitco Surviving Corporation	2
Splitco Takeover Proposal	47
Split-Off	1
Termination Fee	70
Termination Notice	69
Third-Party Claim	55
Transferred Employee Benefit Plans	22
Transferred Employees	58

        SECTION 10.11 Interpretation.

        (a)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President

LIBERTY ENTERTAINMENT, INC.

By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President

DIRECTV

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

DTVG ONE, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

DTVG TWO, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

THE DIRECTV GROUP, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

[signature page to merger agreement]

List of Omitted Exhibits and Schedules

        The following exhibits and schedules to the Agreement and Plan of Merger, dated as of May 3, 2009, by and among Liberty Media Corporation, Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, DTVG One, Inc., and DTVG Two, Inc. have not been provided herein:

Exhibits:

Exhibit A-1—Form of Amended and Restated Certificate of Incorporation of Holdings
Exhibit A-2—Form of Bylaws of Holdings
Exhibit A-3 -Form of Restated Certificate of Incorporation of Splitco
Exhibit A-4—Form of Bylaws of Splitco
Exhibit B—Form of Reorganization Agreement
Exhibit C—Form of Program Access and Carriage Conditions
Exhibit D—Form of Indemnification Agreement
Exhibit E—Liberty Revolving Credit Facility
Exhibit F—DIRECTV Credit Facility
Exhibit G—Form of Joinder Agreement
Exhibit H—Form of Malone Certificate
Exhibit I—Form of Services Agreement
Exhibit J—Form of Splitco 2009 Incentive Plan
Exhibit K—Form of Splitco 2009 Nonemployee Director Plan
Exhibit L—Form of Splitco Transitional Stock Adjustment Plan
Exhibit M—Form of Tax Sharing Agreement
Exhibit N—Form of DIRECTV Officer's Certificate

DIRECTV Disclosure Schedule:

Section 1.1(a)—"Knowledge" with respect to DIRECTV
Section 1.1(c)—Splitco Cash Amount
Section 1.6(d)—Directors of Greenlady
Section 2.3—DIRECTV Stock Options and other Stock-Based Awards
Section 5.1(b)—Subsidiaries
Section 5.2(a)—Capitalization
Section 5.3(b)—Noncontravention
Section 5.11(d)—Tax Matters
Section 6.3(a)—Conduct of Business by DIRECTV Pending the Transactions

Liberty Disclosure Schedule:

Section 1.1(b)—"Knowledge" with respect to Liberty Media Corporation
Section 2.4—Splitco Stock Options and other Stock-Based Awards
Section 3.2(a)—Capitalization
Section 3.3(b)—Noncontravention
Section 3.9—Splitco Takeover Proposals
Section 4.1(b)—Subsidiaries
Section 4.2(a)—Capitalization
Section 4.3(b)—Noncontravention
Section 4.4—Audited Financial Statements
Section 4.4(c)—Absence of Certain Changes
Section 4.4(d)—Liabilities
Section 4.6—Compliance With Laws
Section 4.7—Permits

Section 4.8—Tax Matters
Section 4.9—Employee Benefits
Section 4.10—Labor Matters
Section 4.12(a)—Contracts
Section 4.12(b)—Material Default under or Material Breach of Splitco Material Contracts
Section 4.13(b)—Splitco Leased Real Property
Section 4.13(c)—Splitco Real Property Leases
Section 4.14—Splitco Owned Intellectual Property
Section 4.15—Affiliate Transactions
Section 4.17—Operations of the Splitco Business since April 1, 2009
Section 6.2(a)—Conduct of Business by Splitco and Liberty Pending the Transactions
Section 6.2(b)(ii)—Pre-Closing Period Activity
Section 6.2(b)(iii)(A)—Pre-Split-Off Distributions
Section 6.2(b)(iii)(B)(y)—Post-Split-Off Distributions and Payments
Section 6.6—Reasonable Best Efforts
Section 7.2(i)(i)—Tax Matters
Section 7.2(i)(ii)—Tax Matters

        The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

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  Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
ARTICLE I The Mergers
ARTICLE II Effect of the Mergers on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Stock Options
ARTICLE III Representations and Warranties of Liberty and Splitco Regarding Liberty
ARTICLE IV Representations and Warranties of Splitco
ARTICLE V Representations and Warranties of DIRECTV
ARTICLE VI Additional Covenants and Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Survival
ARTICLE IX Termination
ARTICLE X Miscellaneous